UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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SunTrust Banks, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of
SunTrust Banks, Inc.
The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, on Tuesday, April 23, 2013, at 9:30 a.m. local time, for the following purposes:
1. To elect 13 directors nominated by the Board of Directors to serve until the next annual meeting of shareholders and until their respective successors have been elected.
2. Advisory approval of the Company’s executive compensation.
3. To ratify the appointment of Ernst & Young LLP as our independent auditor for 2013.

Only shareholders of record at the close of business on February 13, 2013 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 23, 2013. The 2013 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2012 are also available at www.proxydocs.com/sti.
For your convenience, we will offer an audio webcast of the meeting. If you choose to listen to the webcast, go to www.suntrust.com/investorrelations shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our website beginning the afternoon of April 23. Please note that you will not be able to vote your shares via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described below prior to the meeting.
We direct your attention to the attached Proxy Statement for more complete information regarding the matters to be acted upon at the Annual Meeting.

By Order of the Board of Directors

Raymond D. Fortin,
March 11, 2013	Corporate Secretary

IMPORTANT NOTICE
Whether or not you plan to attend the Annual Meeting, please vote your shares by: (1) a toll-free telephone call, (2) the Internet, or (3) completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided. If you hold shares of common stock through a broker or other nominee, your broker or other nominee will vote your shares for you if you provide instructions on how to vote your shares. In the absence of instructions, your broker can only vote your shares on certain limited matters, but will not be able to vote your shares on other matters (including the election of directors). It is important that you provide voting instructions because brokers and other nominees no longer have the authority to vote your shares for the election of directors without instructions from you.

SUNTRUST BANKS, INC.
303 PEACHTREE STREET, N.E.
ATLANTA, GEORGIA 30308
 ________________________________________

PROXY STATEMENT
________________________________________

ANNUAL MEETING OF SHAREHOLDERS

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting. For more complete information regarding the Company’s 2012 performance, please review the Company’s Annual Report on Form 10-K. We are first mailing this Proxy Statement and the enclosed proxy to our shareholders on or about March 11, 2013.

Date and Time:	April 23, 2013
Place:	Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, 30303
Record Date:	February 13, 2013
Meeting Webcast:	www.suntrust.com/investorrelations
How to Vote:
You may vote via (1) a toll-free telephone call, (2) the Internet, or (3) completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided. See “Voting Your Shares” at page 3 for more information.

Admission:	Please be aware of the admission requirements discussed below at “Attending the Annual Meeting” on page 4.

SunTrust At a Glance

General*	Governance	Compensation
1,616 branches in 12 states	• all independent directors other than CEO	• strong clawback policies
$173 billion total assets	• lead director	• share retention requirements
26,778 employees	• directors elected annually	• double-triggers upon Change-in-Control
2012 EPS of $3.59 per share	• majority vote standard in bylaws	• 80% of NEO target compensation is at risk
NYSE: STI

*as of December 31, 2012.

Meeting Agenda and Voting Recommendation

	Proposal	Board’s Voting Recommendation	Page References (for more detail)

1.	Election of Directors	FOR EACH NOMINEE	12-14
2.	Advisory Vote To Approve Executive Compensation	FOR	48
3.	Approval of Independent Accountants	FOR	50

Director Nominees (Proposal No. 1), pages 12-14

Each director nominee is elected annually by a majority of votes cast (see pages 12-14 of this proxy statement for more information).

Director	Age	Director Since	Independent	Committees
Robert M. Beall, II	69	2004	✓	AC, CC
Alston D. Correll	71	1997	✓	CC, EC, RC
Jeffrey C. Crowe	66	2004	✓	CC, EC, RC
David H. Hughes	69	1984	✓	GN, RC
M. Douglas Ivester	65	1998	✓	EC, GN, RC
Kyle Prechtl Legg	61	2011	✓	AC, CC
William A. Linnenbringer	64	2010	✓	AC, GN
Donna S. Morea	58	2012	✓	AC, GN
David M. Ratcliffe	64	2011	✓	CC, RC
William H. Rogers, Jr.	55	2011	CEO	EC
Frank W. Scruggs	61	n/a	✓	nominee
Thomas R. Watjen	58	2010	✓	AC, EC, GN
Dr. Phail Wynn, Jr.	65	2004	✓	AC, GN

AC	Audit Committee
CC	Compensation Committee
EC	Executive Committee
GN	Governance and Nominating Committee
RC	Risk Committee

Advisory Vote on Executive Compensation (Proposal No. 2, page 48)

Our shareholders have the opportunity to cast a non-binding advisory vote to approve our executive compensation. We recommend that you review our Compensation Discussion and Analysis, which begins on page 20, which explains the actions and decisions of the Compensation Committee of the Board during 2012 regarding our compensation programs, as well as the accompanying compensation tables and related narrative. We are pleased that last year our shareholders approved the compensation of our named executive officers by more than 90% of votes cast.

Approval of Independent Accountants (Proposal No. 3, page 50)

Ernst & Young LLP has served as the Company’s independent registered public accountants since 2007. You are being asked to ratify the appointment of Ernst & Young by the Audit Committee for 2013.

Proxy Statement and Solicitation

The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. in connection with the Annual Meeting of Shareholders of SunTrust to be held in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, 30303, on Tuesday, April 23, 2013, at 9:30 a.m. local time. We are first mailing this Proxy Statement and the enclosed proxy to our shareholders on or about March 11, 2013. We will bear the cost of soliciting proxies. SunTrust has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $10,000 plus expenses. Proxies may also be solicited by our employees. Proxies may be solicited in person, by physical and electronic mail, and by telephone call.

Voting Your Shares

We have provided the enclosed proxy for use if you are unable to attend the Annual Meeting in person or wish to have your shares voted by proxy even if you attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares by: (1) a toll-free telephone call, (2) the Internet, or (3) completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided. You can simplify your voting and reduce our costs by voting your shares via telephone or the Internet. We have designed the telephone and Internet voting procedures to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. If you hold your shares in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form you receive from your bank or broker. If you do not choose to vote by telephone or the Internet, please complete, date, sign and return the proxy card.

You may revoke the proxy at any time before you exercise it by notice to the Corporate Secretary of SunTrust, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If you return your proxy and do not specify how you would like your shares voted, then the proxies for the proposals described below will be voted as recommended by the Board of Directors, which we refer to as the “Board.”

Webcast of Annual Meeting

We are pleased to offer an audio webcast of the 2013 Annual Meeting. If you choose to listen to the webcast, go to the “Investor Relations” website at www.suntrust.com/investorrelations shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on the Investor Relations website beginning the afternoon of April 23 and available until April 23, 2014. The webcast will only allow you to listen to the meeting. Please note that you will not be able to vote your shares or otherwise participate in the meeting via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described above prior to the meeting.

Quorum and Voting
Quorum. The presence, either in person or by proxy, of a majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. Abstentions and broker non-votes will be counted as “shares present” in determining whether a quorum exists at the Annual Meeting.
Vote Required. If a quorum is present, in order to be elected each nominee for election as director must receive more votes cast for such nominee’s election than against such nominee’s election (Item 1). If a quorum is present, Items 2 and 3 shall be approved if the votes cast favoring the action exceed the votes cast opposing the action.
Broker Non-Votes. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials have been forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and the nominee does not have discretionary voting power with respect to that item. Under New York Stock Exchange rules, brokers or other nominees may not vote your shares on certain matters unless they receive instructions from you. Brokers or other nominees who are New York Stock Exchange members are expected to have discretionary voting power for Item 3 (the ratification of Ernst & Young LLP as our independent auditor), but not for Items 1 and 2 (election of directors and say-on-pay). As a result, if you do not provide specific voting instructions to your record holder, New York Stock Exchange rules will allow the record holder to vote only on Item 3 (the ratification of Ernst & Young LLP as our independent auditor), and not on Items 1 and 2 (election of directors and say-on-pay). Accordingly, it is important that you provide voting instructions to your broker or other nominee so that your shares may be voted.
Effect of Abstentions and Broker Non-Votes. If your shares are treated as a broker non-vote or abstention, your shares will be counted in the number of shares represented for purposes of determining whether a quorum is present. However, broker non-votes and abstentions will not be included in vote totals and will not affect the outcome of the vote.

Attending the Meeting and Other Matters
Only persons who can demonstrate that they were shareholders of record on the record date (February 13, 2013) or their proxies are entitled to attend the Annual Meeting. Similarly, only such shareholders or their proxies will be entitled to vote at or ask questions at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you must obtain and bring to the Annual Meeting a proxy or other evidence of ownership from your broker or nominee giving you the right to vote such shares if you wish to ask a question. If you are a shareholder of record and received your proxy materials (or notice of internet availability of proxy materials) by mail, your admission ticket is attached to your proxy card (or notice of internet availability of proxy materials). If you received your proxy materials by e-mail and voted your shares electronically via the Internet, you can print an admission ticket after you have voted by clicking on the link provided. If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You also may bring your brokerage statement reflecting your ownership of Common Stock as of February 13, 2013 with you to the meeting. Large bags, cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting, and individuals not complying with this request are subject to dismissal from the Annual Meeting. In the event of an adjournment, postponement or emergency that may change the Annual Meeting’s time, date or location, we will make an announcement, issue a press release or post information at www.SunTrust.com to notify shareholders as appropriate. If any other item or proposal may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the meeting, then the proxies will be voted in accordance with the discretion of the proxy holders.

Shareholder Proposals for Next Year’s Meeting
A shareholder who desires to have his or her proposal included in next year’s proxy statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 must deliver the proposal to our principal executive offices (at the address noted below) no later than the close of business on November 11, 2013. For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, notice of such proposal must be received at our principal executive offices (at the address noted above), no later than the close of business on November 11, 2013 and not before October 12, 2013 in order to be timely. In each case, the submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in our stock transfer records), and the class and number of our shares beneficially owned by the shareholder. In addition, the proponent should provide a complete description of any material economic or other interest of the proponent and of their affiliates and associates in order to satisfy the requirements of our bylaws and to allow us to satisfy the requirements of SEC Regulation 14A. Proposals should be addressed to SunTrust Banks, Inc., Post Office Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary. In addition, SEC rules generally permit management to vote proxies in its discretion for such proposals (1) provided we advise shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, if we receive notice of the proposal on or after October 12, 2013 and before the close of business on November 11, 2013; and (2) provided we advise shareholders in next year’s Proxy Statement that such proxy will confer such authority and if we do not receive notice of the proposal on or after October 12, 2013 and before the close of business on November 11, 2013.

Communications with Directors
The Board has adopted a process to facilitate written communications by shareholders or other interested parties to the Board. Persons wishing to write to the Board of SunTrust or a specified director, including the Lead Director, the non-management directors as a group, or a committee of the Board, should send correspondence to the Corporate Secretary at SunTrust Banks, Inc., P.O. Box 4418, Mail Code 643, Atlanta, Georgia 30302. All communications so received from shareholders or other interested parties will be forwarded to the members of the Board or to the applicable director or directors if so designated by such person. Anyone who wishes to communicate with a specific Board member, only the non-management directors, or a committee should send instructions asking that the material be forwarded to the applicable director, group of directors or to the appropriate committee chair.

Householding
As permitted by applicable law, we may deliver only one copy of this Proxy Statement to shareholders residing at the same address unless the shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. This is known as “householding.” We do this to reduce costs and preserve resources. Upon oral or written request, we will promptly deliver a separate copy of this Proxy Statement, our annual report, or our notice of internet availability of proxy materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years, or requests for single copies to be delivered to a particular address rather than multiple copies, should be directed to the Corporate Secretary. You may contact our Corporate Secretary, Raymond Fortin, by mail at SunTrust Banks, Inc., Post Office Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a shareholder of record with respect to those shares. Shareholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement may contact our registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), to request that only a single copy of the Proxy Statement be mailed in the future. Contact Computershare by phone at (866) 299-4214 or by mail at 250 Royall Street, Canton, MA 02021. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares. Beneficial owners should contact their broker or bank.

Record Date and Shares Outstanding
Each common shareholder of record at the close of business on February 13, 2013—the record date—is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of SunTrust common stock entitles the holder to one vote on any matter coming before a meeting of our shareholders. Our Perpetual Preferred Stock, Series A, Perpetual Preferred Stock, Series B, and Perpetual Preferred Stock, Series E generally are not entitled to vote. On February 13, 2013, the record date for the Annual Meeting, there were

541,403,117 shares of SunTrust common stock outstanding.

ELECTION OF DIRECTORS

Majority Voting

Our Bylaws provide for the annual election of directors. The Bylaws further provide that, in an election of directors in which the only nominees for election are persons nominated by the Board (an “uncontested election”), in order to be elected each nominee must receive more votes cast for such nominee’s election than against such nominee’s election. If the director election is not an uncontested election, then directors are elected by a plurality of the votes cast. In connection with uncontested director elections, votes cast exclude abstentions with respect to a director’s election.

If a nominee who currently serves as a director does not receive the required vote for re-election in an uncontested election, Georgia law provides that such director will continue to serve on the Board as a “holdover” director. Georgia corporate law generally gives such unelected “holdover” directors all of the same powers as directors elected by a majority until such holdover-director’s successor is elected and qualified. A successor cannot be elected until there is another meeting of shareholders, and these typically occur only once a year unless we incur the time and expense of a special meeting of shareholders. To prevent holdover directors from remaining on our board, and to better effectuate the intentions of our shareholders, our Corporate Governance Guidelines require such a director to tender his or her written resignation to the Chairman of the Board for consideration by the Corporate Governance Committee (the “Committee”) within five days following certification of the shareholder vote.

However, the resignation of a director may adversely affect us. For this reason, we do not make resignations tendered in such context automatically effective. Rather, after the director submits his or her mandatory resignation, the Committee will then consider the resignation and, within 45 days following the shareholders’ meeting at which the election occurred, make a recommendation to the Board concerning whether to accept or reject the resignation. In determining its recommendation, the Committee will consider all factors deemed relevant by the Committee members including, without limitation, the stated reason or reasons why shareholders did not vote for the director’s re-election, the qualifications of the director (including, for example, whether the director serves on the Audit Committee as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the director’s resignation from the Board would be in the best interest of SunTrust and our shareholders. The Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the failure of the director to receive the necessary votes for re-election.

To constrain the Board’s discretion in considering such resignations, we have adopted specific procedural requirements in our Corporate Governance Guidelines. In addition to the 45-day deadline above, our Corporate Governance Guidelines require the Board to take formal action on the Committee’s recommendation no later than 75 days following the shareholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the Board deems relevant. Our Corporate Governance Guidelines require us to publicly disclose the Board’s decision in a Current Report (Form 8-K) filed with the Securities and Exchange Commission together with an explanation of the process by which the Board made its decision and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation, within four business days after the Board makes its decision. No director who is required to tender his or her resignation may participate in the Committee’s deliberations or recommendation, and the Corporate Governance Guidelines contain provisions addressing how the determination of whether to accept or reject a resignation is made if a majority of the members of the Committee fails to receive the necessary vote for re-election. Generally, in such case, the determination will be made by independent directors who received the necessary vote for election or re-election. If the Board accepts a director’s resignation, then any resulting vacancy may be filled by the Board in accordance with the Bylaws, or the Board in its discretion may decrease the size of the Board pursuant to the Bylaws.

Corporate Governance and Director Independence
The Board has determined that all of our directors, except our Chairman and CEO, are independent. Specifically, it determined that the following directors are independent after applying the guidelines described below: Robert M. Beall, II, Alston D. Correll, Jeffrey C. Crowe, Blake P. Garrett, Jr., David H. Hughes, M. Douglas Ivester, Kyle Prechtl Legg, William A. Linnenbringer, G. Gilmer Minor, III, Donna S. Morea, David M. Ratcliffe, Thomas R. Watjen, and Phail Wynn, Jr. Additionally, the Board has determined that our new nominee, Frank W. Scruggs, is independent. Each member of the Compensation Committee, the Governance and Nominating Committee, and the Audit Committee is independent. There are no family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer.
We include our independence standards in our Corporate Governance Guidelines. You can view these on our website, www.suntrust.com, under the headings “About Us” and “Corporate Governance.” An independent director is one who is free of any relationship with SunTrust or its management that may impair the director’s ability to make independent judgments. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the New York Stock Exchange. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. The Board pays particular attention to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest. In doing so, the Board considers, among other things, all extensions of credit between the Company and the director (including his or her related interests).
Generally, we do not consider independent any director who is an executive officer of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any year, exceeds the greater of $1 million or 2% of such company’s consolidated gross revenues. We also do not consider independent any director to whom we have extended credit, or who is also an executive officer of a company to which we have extended credit, unless such credit meets the substantive requirements of Federal Reserve Board Regulation O. Regulation O requires that, when making loans to our executive officers and directors, we do so on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons not related to the lender. Such loans also may not involve more than the normal risk of collectability or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Our Board must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.
Executive Sessions
Each committee and board meeting generally includes a meeting of the independent directors in executive session, and with respect to full board meetings such meetings are presided over by a Lead Director selected by a majority of independent directors. Mr. Ivester currently serves as the Lead Director.
Board Self-Assessment
The Board conducts a self-assessment annually, which our Governance and Nominating Committee reviews and discusses with the Board. In addition, the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Risk Committee also undergo an annual assessment of their performance.
Mandatory Retirement and Resignation for Directors
We have a policy requiring directors who change the job responsibility they held when they were elected to the Board to submit a letter of resignation to the Board. We also have a policy requiring directors to retire from the Board upon the first annual meeting following their 72nd birthday (65th birthday for employee-directors). If the director desires to continue to serve after he or she tenders his or her resignation pursuant to such policies, he or she may do so only after the Board, through its Governance and Nominating Committee, has made a determination that continued Board membership is appropriate. Blake P. Garrett and G. Gilmer Minor will reach our mandatory retirement age (72) prior to the Annual Meeting and will retire from the Board following this year’s Annual Meeting of Shareholders.
Codes of Ethics and Committee Charters
We have a Senior Financial Officers Code of Ethical Conduct that applies to our senior financial officers, including our principal executive officer, principal financial officer and principal accounting officer. We also have a Code of Conduct that applies to all employees, and a Code of Business Conduct and Ethics for members of the Board. These three Codes of Conduct, as well as our Corporate Governance Guidelines, and the charters for the Executive Committee, the Audit Committee, the Governance and Nominating Committee, the

Compensation Committee and the Risk Committee, can be found by clicking the heading “About Us” on our website at www.suntrust.com and then clicking on “Corporate Governance.”

CEO and Management Succession
The Board of Directors considers management evaluation and succession planning to be one of its most important responsibilities. Our Corporate Governance Guidelines specify that our Board of Directors is responsible for developing a succession plan for our CEO and other senior executive officers. Annually, the non-executive directors of the Board meet with the CEO to discuss his potential successors and related issues. After these meetings, the Board may update its CEO succession plan as appropriate. In addition, the CEO maintains in place at all times a confidential procedure for the timely and efficient transfer of his duties in the event of an emergency or departure. The CEO also periodically reviews with the non-executive directors the performance of other key members of the Company’s senior management, as well as any succession issues relating to those individuals.

Board Leadership Structure
Our Board is led by a Chairman selected by the Board from time to time. Presently, William H. Rogers, Jr., our CEO, is also Chairman of the Board. All of our other directors are independent. The Board has determined that selecting our CEO as Chairman is in our best interests because it promotes unity of vision for the leadership of the Company and avoids potential conflict among directors. The Board is aware of the potential conflicts that may arise when an insider chairs the Board, but believes these are offset by existing safeguards which include the designation of a lead director, regular meetings of the independent directors in executive session without the presence of insiders, the Board’s succession plan for incumbent management, the fact that management compensation is determined by a committee of independent directors who make extensive use of peer benchmarking, and the fact that much of our operations are highly regulated.
Lead Director
In 2009, the Board established the position of Lead Director. The Board selected M. Douglas Ivester as Lead Director. The responsibilities and duties of the Lead Director include (i) presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board; (ii) serving as a liaison between the non-management directors and the Chairman of the Board; (iii) advising the

Chairman as to an appropriate schedule of Board meetings and on the agenda and meeting schedules for meetings of the Board and its committees; and (iv) calling meetings of the non-employee directors and developing the agendas for and serving as Chairman of the executive sessions of the Board’s non-employee directors. A more complete description of this role is included in our Corporate Governance Principles, which we provide on our website under the tabs “About Us” and “Corporate Governance.” The Lead Director is appointed by a majority vote of the non-management directors for a one-year term, subject to renewal for a maximum of four additional twelve-month terms, and shall serve until the expiration of the term or until such Lead Director’s earlier resignation or retirement from the Board.
Board Committees
The Board has created certain standing and ad hoc committees. These committees allow regular monitoring and deeper analysis of various matters. The committee structure also allows committees to be comprised exclusively of independent directors to address certain matters. The Board reviews the membership of the committees from time to time. Specific committee assignments are proposed by the Governance and Nominating Committee in consultation with the chair of each committee and with the consent of the member, and then submitted to the full Board for approval.

Attendance
Regular meetings of the Board are held quarterly. During 2012, the Board held 6 meetings, and various standing committees of the Board met another 48 times, for an aggregate of 54 meetings. Each committee and board meeting generally includes a meeting of the independent directors in executive session. All incumbent directors attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which they served. In addition, all of our incumbent directors attended last year’s annual meeting of shareholders. We expect, but do not require, directors to attend the annual meeting of shareholders.

Director Qualifications and Selection Process
We maintain a standing Governance and Nominating Committee, which we refer to in this section as the Committee, comprised solely of independent directors who are responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. The Committee periodically reviews the size and composition of the Board and determines whether to add or replace directors.

Under our Corporate Governance Guidelines, the Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members. You may access the Committee’s charter and our Corporate Governance Guidelines on our website at www.suntrust.com under the headings “About Us” and “Corporate Governance.”
The Committee and the Board consider a variety of sources in evaluating candidates as potential Board members. This year, the Committee used a search firm solely to identify additional qualified nominees. Mr. Scruggs, a nominee for election to the Board, was identified by the search firm retained by the Committee, and was nominated by the Committee.
Director Qualifications. Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Board that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The Board and the Committee consider the qualifications of directors and nominees individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.
Qualifications for All Directors. In its assessment of each potential candidate, including those recommended by shareholders, the Committee requires that each director be a person of recognized high integrity with broad experience and outstanding achievement in their careers. The Board believes that each director should have, and expects nominees to have, the capacity to obtain an understanding of our principal operational and financial objectives, plans and strategies; our results of operations and financial condition; and our relative standing and that of our business segments in relation to our competitors. Further, each director and nominee should have the ability to make independent, analytical inquiries, an understanding of the business environment, and the ability to devote the time and effort necessary to fulfill his or her responsibilities to the Company.
Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board. The Board has identified the following particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole:

•	Independence;

•
Financial industry knowledge, which is vital in understanding and reviewing our strategy, including the acquisition of businesses that offer complementary products or services, and includes service on predecessor boards of directors, as well as specific experience at SunTrust as current or former executives, which gives directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy;

•
Executive experience, which gives directors who have served in significant leadership positions strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•
Accounting and financial expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes; further, the Committee considers it essential that the Audit Committee have at least one member who qualifies as an “audit committee financial expert”;

•
Governmental affairs, regulatory and risk management experience, which contributes to our identification and development of possible areas of risk and helps to maintain an efficient and productive company;

•
Public company board and corporate governance experience, which provides directors a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board, and protection of our shareholders’ interests;

•
Diversity. The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process; and

•	SunTrust Markets. The Board believes it is important to serve the people and institutions in which it conducts business, and generally seeks members who reside in its markets.
We highlight each director’s or nominee’s specific skills, knowledge, and experience that the Committee and Board relied upon when determining whether to nominate the individual for election in the biographies at pages

12-14. A particular nominee may possess other skills, knowledge or experience even though they are not indicated below.
The Board believes that all the director nominees are highly qualified. The director nominees have significant leadership experience, knowledge, and skills that qualify them for service on our Board, and, as a group, represent diverse views, experiences, and backgrounds. All director nominees satisfy the criteria set forth in our Corporate Governance Guidelines and possess the personal characteristics that are essential for the proper and effective functioning of the Board. Each nominee’s biography below contains additional information regarding his or her experiences, qualifications and skills.

Shareholder Recommendations and Nominations for Election to the Board
Any shareholder may recommend persons for election to the Board. The Committee will evaluate candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above. The recommendation should state how the proposed candidate meets the criteria described above and should include the information required by our Bylaws, described below. Evaluations of potential candidates generally involve a review of the candidate’s background and credentials by the Committee, interviews with members of the Committee, the Committee as a whole, or one or more other Board members, and discussions of the Committee and the Board. The Committee then recommends candidates to the full Board which, in turn, selects candidates to be nominated for election by the shareholders or to be appointed by the Board to fill a vacancy.
In accordance with our Bylaws, nominations must be made in writing and must be delivered to or mailed to and received by our Corporate Secretary not more than 150 days and not less than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. Nominations should also include a complete description of any material economic or other interest of the proposing shareholder, the nominee, and their respective affiliates and associates in order to satisfy the requirements of our bylaws and to allow us to satisfy the requirements of SEC Regulation 14A. This Proxy Statement and the enclosed proxy are being first mailed to our shareholders on or about March 11, 2013. Therefore, shareholder nominations for election at next year’s annual meeting must be received on or after October 12, 2013 and no later than the close of business on November 11, 2013. Presently, our Bylaws require that nominations include the following information: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee and an explanation of how the proposed nominee meets the criteria used by us for the selection of directors as set forth in the subsection “Director Selection Process;” (iii) the total number of shares of our common stock that, to your knowledge, will be voted for the proposed nominee; (iv) the total number of shares of our common stock that, to your knowledge, are owned by the proposed nominee; (v) the signed consent of the proposed nominee to serve, if elected; (vi) your name and residence address; (vii) the number of shares of our common stock owned by you; and (viii) any other information relating to the proposed nominee that Regulation 14A of the Securities Exchange Act of 1934, as amended, requires us to disclose in solicitations for proxies for the election of directors.

Board’s Role in the Risk Management Process
The Board oversees and monitors the Company’s risk management processes. The Board’s Risk Committee outlines our risk principles and management framework, and sets high level strategy and risk tolerances. Our risk profile is managed by our Chief Risk Officer. The Chief Risk Officer is an executive officer appointed by and reporting to the CEO. The Chief Risk Officer meets at least quarterly with the Risk Committee of the Board. The chair of the Risk Committee makes a full report of each Risk Committee meeting to the full Board at each Board meeting. In addition, the Chief Risk Officer also meets with the full Board at each meeting. The Board also meets regularly in executive session without management to discuss a variety of topics, including risk. In these ways, the full Board is able to monitor our risk profile and risk management activities on an on-going basis. Additionally, the Company has other risk-monitoring processes. For example, certain financial risks are also monitored by officers who report to the Chief Financial Officer. In turn, the Chief Financial Officer and appropriate financial risk personnel attend the meetings of the Audit Committee of the Board. As with the Risk Committee, the Chair of the Audit Committee makes a full report of each Audit Committee meeting to the full Board at each Board meeting and, when circumstances warrant, the Chief Financial Officer and other financial risk personnel meet with the full Board.

Compensation Committee Interlocks and Insider Participation
We have no compensation committee interlocks. Messrs. Beall, Correll, Crowe, Garrett, Hughes, and Ratcliffe, Ms. Legg, and Dr. Wynn constitute all of the directors who served on our Compensation Committee at any time during 2012. Each is or was an independent, outside director, and none is a current or former officer or employee of SunTrust.
During 2012, our bank subsidiary engaged in customary banking transactions and had outstanding loans to certain of our directors, executive officers, members of the immediate families of certain directors and executive officers, and their associates. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. In the opinion of management, these loans do not involve more than the normal risk of collectability or present other unfavorable features.

Director Compensation
The Governance and Nominating Committee determines the amount and form of director compensation. Its procedures for determining director compensation are similar to those used by the Compensation Committee for executive compensation, described under the caption “Executive Compensation Decision-Making Processes.”
We pay each non-employee director an annual retainer of $60,000 in four installments. The Chairs of each of the Risk Committee, Governance and Nominating Committee, Compensation Committee, and Audit Committee receive an additional retainer of $15,000, and the Lead Director receives an additional retainer of $25,000. We pay each non-employee director a fee of $1,500 for each committee meeting attended. Non-employee directors serving on the Board after our annual meeting of shareholders receive a grant of either restricted stock or restricted stock units, at their election, having a value of $120,000 on the date of grant. The grant vests upon the earlier of one year or the next annual meeting.
The table below provides information concerning the compensation of our non-employee directors for 2012. Except as noted above, all of our non-employee directors are paid at the same rate.
Directors may defer either or both of their meeting and retainer fees under our Directors Deferred Compensation Plan. We determine the return on deferred amounts as if the funds had been invested in our common stock or at a floating interest rate equal to the prime interest rate in effect at SunTrust Bank computed on the last day of each quarter, at the election of the director. In accordance with SEC regulations, we report only above-

market or preferential earnings on nonqualified deferred compensation, including earnings on nonqualified defined contribution plans, if any, in the column “Change in Pension Value and NQDC Earnings.” Our non-employee directors do not participate in our employee benefits programs that provide non-equity incentive compensation or retirement benefits.

Directors who are also our employees are not compensated for their service as directors. In 2012, one of our directors, William H. Rogers, Jr., was also an employee, serving as Chairman and Chief Executive Officer. We discuss his compensation beginning under the caption, “Executive Compensation.”

2012 DIRECTOR COMPENSATION

Name	Fees Earned or Paid In Cash	Stock(2) Awards	NQDC(3) Earnings	All(4) Other Compensation	Total
Robert M. Beall, II	$90,000	$120,010			$210,010
Alston D. Correll	$117,000	$120,010			$237,010
Jeffrey C. Crowe	$118,500	$120,010			$238,510
Blake P. Garrett, Jr.	$93,000	$120,010			$213,010
David H. Hughes	$91,500	$120,010			$211,510
M. Douglas Ivester	$139,000	$120,010		$17,000	$276,010
J. Hicks Lanier(1)	$29,000	(1)		$6,250	$35,250
Kyle Prechtl Legg	$126,000	$120,010			$246,010
William A. Linnenbringer	$121,500	$120,010			$241,510
G. Gilmer Minor, III	$94,500	$120,010			$214,510
Donna S. Morea	$61,500	$120,010			$181,510
David M. Ratcliffe	$118,500	$120,010			$238,510
Frank S. Royal, M.D.(1)	$29,000	(1)	$4,322		$33,322
Thomas R. Watjen	$106,500	$120,010			$226,510
Phail Wynn, Jr.	$85,500	$120,010			$205,510

(1)
Mr. Lanier and Dr. Royal retired from our Board of Directors following the annual meeting of shareholders held on April 24, 2012. These directors were not serving as directors following the annual meeting and therefore did not receive an equity grant in 2012.

(2)
We make an annual equity grant with a grant date fair value of approximately $120,000 to each person who is serving as a director following our annual meeting of shareholders. In accordance with SEC regulations, we report in this column the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. Please refer to note 15 to our financial statements in our annual report for the year ended December 31, 2012 for a discussion of the assumptions related to the calculation of such value. As of December 31, 2012, each director named in the table above, other than Mr. Lanier and Dr. Royal, held 5,068 shares of restricted stock or restricted stock units which vest on April 23, 2013. As of December 31, 2012, none of our directors held any unexercised options (vested or unvested), except for Messrs. Correll, Hughes, and Ivester who each held options to purchase 2,000 shares.

(3)
We report earnings on nonqualified deferred compensation only to the extent such earnings are preferential or “above market.” Dr. Royal previously deferred fees for service on a predecessor company’s board under the Crestar Directors’ Deferred Compensation Plan. Amounts shown represent earnings to the extent earnings under such plan exceed 120% of the applicable federal long-term rate.

(4)	Reflects fees for service on local advisory boards of our subsidiaries. No director received perquisites or personal benefits in 2012 in excess of $10,000.

NOMINEES FOR DIRECTORSHIP
(ITEM 1)

Upon the recommendation of its Governance and Nominating Committee, the Board nominated the following persons for election as directors at the Annual Meeting in 2013 for terms expiring in 2014: Robert M. Beall, II, Alston D. Correll, Jeffrey C. Crowe, David H. Hughes, M. Douglas Ivester, Kyle Prechtl Legg, William A. Linnenbringer, Donna S. Morea, David M. Ratcliffe, William H. Rogers, Jr., Frank W. Scruggs, Thomas R. Watjen, and Phail Wynn, Jr. Each of the 13 persons expected to be elected at this year’s Annual Meeting of Shareholders will serve until next year’s annual meeting of shareholders and until their successor is elected and qualified. If, at the time of the Annual Meeting, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board recommends. The Board has no reason to believe that any nominee will be unable or decline to serve as a director.
Below is a description of each nominee and each director whose term continues after the meeting, the year in which the person first became a director of SunTrust, the director’s age, and a brief description of the experience, attributes, and skills considered by the Governance and Nominating Committee and the Board. Except for Mr. Rogers, our CEO, none of the nominees or directors is employed by SunTrust or any entity that is an affiliate of SunTrust. Blake P. Garrett and G. Gilmer Minor will reach our mandatory retirement age (72) prior to the Annual Meeting and will retire from the Board following this year’s Annual Meeting of Shareholders. The Board has adopted a resolution which reduces the size of the Board to 13 directors effective following the Annual Meeting.
The number of shares of common stock beneficially owned by each nominee for director is listed under the heading “Stock Ownership of Certain Persons” on page 51.

Nominees for Terms Expiring in 2014

Robert M. Beall, II, 69, has been a director since 2004. He is Chairman of Beall’s, Inc., the parent company of Beall’s Department Stores, Inc. and Beall’s Outlet Stores, Inc., a primarily family-owned company which operates retail stores located from Florida to California. He has more than 36 years’ of leadership experience at Beall’s during which the company grew from seven stores in Florida and sales of $6 million to over 500 stores in 14 states and over $1 billion in sales. In addition to this experience in growing and leading a business, Mr. Beall has extensive experience with Southeast-based customers and business conditions. He is also a director of Next Era Energy, Inc., Blue Cross/Blue Shield of Florida and the National Retail Federation. He is also past chairman of the Florida Chamber of Commerce. Mr. Beall’s executive and management experience well qualify him to serve on our Board.

Alston D. Correll, 71, has been a director since 1997. He is the retired Chairman of the Board of Georgia-Pacific Corporation, a $30+ billion manufacturer and distributor of pulp, paper and building products. He presently serves as Chairman of Atlanta Equity Investors, LLC, a private equity firm. Until December 2005, Mr. Correll also served as Chief Executive Officer of Georgia-Pacific Corporation and as a director of Georgia-Pacific until 2006. He is also the lead director of Norfolk Southern Corp., and was a director of Mirant Corporation. During Mr. Correll’s 39-year career in the pulp and paper industry, he held a number of senior management positions, including 13 years’ experience as CEO. His career culminated when he negotiated the sale of Georgia-Pacific. At the time, Georgia-Pacific had approximately 55,000 employees. Mr. Correll’s long and varied business career, including service as Chairman and CEO of a large, publicly-traded company, and his long tenure on our Board provide our Board with insight into the historical issues SunTrust has faced as well as a perspective on best practices in corporate governance and executive leadership. Additionally, Mr. Correll’s extensive service on the boards of other large public companies, including his service as a lead director, provides our Board with significant corporate governance expertise. This experience well qualifies him to serve on our Board.

Jeffrey C. Crowe, 66, has been a director since 2004. He is the former Chairman of the Board of Landstar System, Inc. and continues to serve on its board. Landstar System, Inc. and its affiliates provide transportation services to customers throughout North America. Mr. Crowe began his career with Landstar in 1989 as President and CEO, and served as CEO until July 2004. Mr. Crowe was instrumental in the development of Landstar from a company with approximately $500 million in revenues to one with revenues exceeding $2 billion at the end of 2009. Mr. Crowe was also Chairman of the U.S. Chamber of Commerce from June 2003 until June 2004. From June 2002 to June 2003, he served as

Vice Chairman of the U.S. Chamber of Commerce. From October 1993 to October 2003, he served as Chairman of the National Defense Transportation Association. He is also a director of Silgan Holdings, Inc. and PSS World Medical, Inc. Mr. Crowe has extensive executive and management experience, including as the Chairman and Chief Executive Officer of a large publicly-traded transportation and logistics company. Mr. Crowe’s affiliation with the U.S. Chamber of Commerce and related organizations also provides valuable insight into issues affecting the Company and the economy. His broad executive experience and service chairing our Risk Committee since 2008 well qualifies him to serve on our Board.

David H. Hughes, 69, has been a director since 1984. He presently serves as a director of Darden Restaurants, Inc. Previously, Mr. Hughes served as Chairman of the Board of Hughes Supply, Inc., a publicly-traded, Fortune 500 distributor of construction materials, until April 1, 2006 when the company was acquired by The Home Depot. He also served as Hughes Supply’s President and then its Chief Executive Officer, beginning in 1972. During his tenure leading Hughes Supply, he completed more than 100 acquisitions and also grew the company organically. At the time of the company’s sale, it had 10,000 employees, 550 outlets located in 35 states, and annual sales of $5.5 billion. Mr. Hughes has served on our Board since the Company’s formation as the result of the merger of Sun Bank and Trust Company of Georgia and, therefore, has extensive knowledge regarding the financial industry generally and SunTrust specifically. He previously served on the boards of Southern Airways and Republic Airways, Courier Dispatch, Lanier Business Products, and Brown & Brown, Inc. Mr. Hughes’ long and varied business career, including service as Chairman and CEO of a large, publicly-traded company, and long history with our Company and industry, well qualifies him to serve on our Board.

M. Douglas Ivester, 65, has been a director since 1998, and has been our Lead Director since 2009. He is President of Deer Run Investments, LLC. From 1997 until 2000, Mr. Ivester was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company. Mr. Ivester spent more than 20 years with The Coca-Cola Company and held such positions as Chief Financial Officer, President and Chief Operating Officer where he was responsible for running the company’s global business. Previously, he served as a director of S1 Corporation and Georgia-Pacific Corporation and presently is Chairman of the Board of the Woodruff Health Sciences Center, Inc. Mr. Ivester’s long and varied business career, including service as Chairman and CEO of a large, publicly-traded company, and deep financial and accounting experience gained while serving as a Chief Financial Officer of a large, public company, well qualify him to serve on our Board.
Kyle Prechtl Legg, 61, has been a director since 2011. She is the former Chief Executive Officer of Legg Mason Capital Management (LMCM). Ms. Legg has more than 30 years of professional experience in the investment industry. She is a chartered financial analyst and began her career as a bank analyst with Alex Brown & Sons. She joined Legg Mason Capital Management in 1991 as a Vice President and Senior Analyst, was named President of the firm in 1997, and Chief Executive Officer in March 2006. At LMCM, she built a leading global equity investment management business serving high-end institutional clients, including some of the world’s largest sovereign wealth funds, domestic and foreign company pension plans, corporate funds, endowments, and foundations. Ms. Legg is also a director of the Eastman Kodak Company and Brown Advisory Funds PLC. We believe that Ms. Legg’s deep investment, financial, and executive leadership experience, including experience with a regulated financial institution, well qualify her to serve on our Board.
William A. Linnenbringer, 64, has been a director since 2010. In his 32-year career with PricewaterhouseCoopers LLP, Mr. Linnenbringer held numerous leadership positions, including Managing Partner for the U.S. banking and financial services industry practice, Chairman of the global financial services industry practice, and member of the firm’s policy board and world council of partners. Mr. Linnenbringer retired as a partner of PricewaterhouseCoopers LLP in 2002. He previously served as a director of TeleTech and chaired its audit committee. Mr. Linnenbringer’s long and varied business career, including his extensive financial, business, and accounting experience, particularly within our industry, well qualifies him to serve on our Board.
Donna S. Morea, 58, has been a director since 2012. Ms. Morea is a nationally recognized executive in IT professional services management with over thirty years of experience. From May 2004 until her retirement at the end of 2011, Ms. Morea served as President of CGI Technology and Solutions, Inc., a wholly-owned U.S. subsidiary of CGI Group, one of the largest independent information technology firms in North America. In that role, she led CGI’s IT and business process services in the US and India for large enterprises in financial services, healthcare, telecommunications and government. Under her leadership, revenues grew from $850 million to over $2.2 billion. She now serves on CGI Group’s board of directors. She also served as the Chair of the Northern Virginia Technology Council, with over 1000 member organizations. Ms. Morea’s management experience and information technology expertise well qualify her to serve on our Board.
David M. Ratcliffe, 64, has been a director since August 2011. Mr. Ratcliffe retired in December 2010 as Chairman, President and Chief Executive Officer of Southern Company, one of America’s largest producers of electricity, a position he held since 2004. From 1999 until 2004, Mr. Ratcliffe was President and CEO of Georgia Power, Southern Company’s largest subsidiary. Prior to becoming President and CEO of Georgia Power in 1999, Mr. Ratcliffe served as Executive Vice President, Treasurer and Chief Financial Officer. Mr. Ratcliffe also serves as a member of the board of CSX, a publicly-traded railroad. We believe that Mr. Ratcliffe’s experience as Chairman, President and Chief Executive Officer of Southern Company, in which he participated in a heavily regulated industry with operations in substantial portions of our service territory, well qualifies him to serve on our Board.
William H. Rogers, Jr., 55, has been a director since 2011 and has served as Chairman of our Board since January 1, 2012. He was named Chief Executive Officer in June 2011 after having served as our Chief Operating Officer since November 2010 and President since December 2008. Mr. Rogers began his career in 1980 in the commercial bank training program of Trust Company of Georgia, a SunTrust predecessor company. He is a member of the board of directors of the Federal Reserve Bank of Atlanta and Books-a-Million, Inc. Mr. Rogers’ long history with our company and industry well qualify him to serve on our Board.

Frank W. Scruggs, 61, is a nominee for director. He has been a partner in the law firm of Berger Singerman LLP since 2007. Prior to joining Berger Singerman, he was an Executive Vice President for Office Depot, Inc. and was shareholder of the law firm Greenberg Traurig LLC. He previously served as the Florida Secretary of Labor and Employment Security and served on the board of directors of Office Depot, Inc. Mr. Scruggs’ extensive governmental affairs, legal, and regulatory experience well qualify him to serve on our Board.
Thomas R. Watjen, 58, has been a director since 2010. He is the President and Chief Executive Officer of Unum Group, a publicly-traded insurance holding company, and serves on its board. He has been employed by Unum or its predecessors since 1994, initially as its Chief Financial Officer. Prior to joining Unum, he served as a Managing Director of the insurance practice of the investment banking firm Morgan Stanley & Co. Mr. Watjen’s experience as a director and chief executive officer of a publicly-traded company and executive experience with a regulated financial services company well qualify him to serve on our Board.
Phail Wynn, Jr., 65, has been a director since 2004. He has been the Vice President for Regional Affairs for Duke University since January 2008. Previously, he served as the President of Durham Technical Community College from 1980 to 2007. Dr. Wynn has served continuously as a director of one or more financial institutions since 1992. Dr. Wynn is also a director of North Carolina Mutual Life Insurance Company. Dr. Wynn holds a Ph.D and an M.B.A. degree. Dr. Wynn’s varied business and academic experiences, including his long service on the boards of financial institutions, well qualify him to serve on our Board.

The Board of Directors Recommends a vote FOR all Nominees.

Board Committees
The Board has established five standing committees. The current membership of these committees, and the number of meetings each committee held in 2012, is as follows:

Membership by Director
	Audit	Compensation	Executive	Governance & Nominating	Risk
Number of Meetings Held:	13	8	6	6	15
Robert M. Beall, II	✓	✓
Alston D. Correll		Chair	✓		✓
Jeffrey C. Crowe		✓	✓		Chair
Blake P. Garrett, Jr.*		✓			✓
David H. Hughes				✓	✓
M. Douglas Ivester			✓	Chair	✓
Kyle Prechtl Legg	✓	✓
William A. Linnenbringer	✓			✓
G. Gilmer Minor, III*	✓			✓
Donna S. Morea	✓			✓
David M. Ratcliffe		✓			✓
William H. Rogers, Jr.			Chair
Thomas R. Watjen	Chair		✓	✓
Dr. Phail Wynn, Jr.	✓			✓

Membership by Committee
Audit	Compensation	Executive	Governance & Nominating	Risk
Mr. Watjen, Chair	Mr. Correll, Chair	Mr. Rogers, Chair	Mr. Ivester, Chair	Mr. Crowe, Chair
Mr. Beall	Mr. Beall	Mr. Correll	Mr. Hughes	Mr. Correll
Ms. Legg	Mr. Crowe	Mr. Crowe	Mr. Linnenbringer	Mr. Garrett*
Mr. Linnenbringer	Mr. Garrett*	Mr. Ivester	Mr. Minor*	Mr. Hughes
Mr. Minor*	Ms. Legg	Mr. Watjen	Ms. Morea	Mr. Ivester
Ms. Morea	Mr. Ratcliffe		Mr. Watjen	Mr. Ratcliffe
Dr. Wynn			Dr. Wynn

*	Messrs. Garrett and Minor will retire following the Annual Meeting.

The Audit Committee appoints, compensates, retains, and directly oversees the work of our independent auditor (subject to shareholder ratification, if applicable). It is charged with monitoring:

•	the integrity of our financial statements;

•	the independence and qualifications of our independent auditor;

•	our system of internal controls;

•	the performance of our internal audit process and independent auditor; and

•	our compliance with laws, regulations and the codes of conduct.

The Audit Committee also resolves any disagreements between management and the auditors regarding financial reporting. It pre-approves all audit services and permitted non-audit services provided to SunTrust by its independent auditor. It also performs other related duties as defined in its written charter. Our Audit Committee has only members that are independent under our Corporate Governance Guidelines, the Securities Exchange Act of 1934 and applicable rules, and the rules of the New York Stock Exchange. Our Board has determined that Mr. Watjen meets the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission’s rules and regulations.

The Compensation Committee is responsible for

•	approving our stated compensation strategies, goals and purposes;

•	ensuring that there is a strong link between the economic interests of management and shareholders;

•	ensuring that members of management are rewarded appropriately for their contributions to Company growth and profitability;

•	ensuring that the executive compensation strategy supports organizational objectives and shareholder interests;

•	providing clear direction to management to ensure that its compensation policies and procedures are carried out in a manner that achieves balance and is consistent with safety and soundness;

•
ensuring that the compensation system–including performance measures and targets–for business units and individual employees that can expose us to large amounts of risk is designed and operated in a manner that achieves balance;

•
approving any material exceptions or adjustments to the incentive compensation arrangements established for senior executives, and carefully considers, and monitors the effects of any approved exceptions or adjustments;

•
reviewing an annual assessment by management, with appropriate input from risk-management personnel, of the effectiveness of the design and operation of the organization’s incentive compensation system in providing appropriate risk-taking incentives;

•	reviewing periodic reports of incentive compensation awards and payments relative to risk outcomes;

•	monitoring the sensitivity of incentive compensation to risk outcomes, including the applicability of recoupment;

•	ensuring that the incentive compensation arrangements for the Company do not encourage employees to take risks that are beyond our ability to manage effectively; and

•	meeting independence requirements under our Corporate Governance Guidelines and the rules of the New York Stock Exchange.

The Executive Committee may exercise the authority of the full Board except that it may not approve or propose to shareholders any action that must lawfully be approved by shareholders; fill vacancies on the Board or any committee; amend the Articles of Incorporation; adopt, amend or repeal the Bylaws; or approve a dissolution or merger or the sale of all or substantially all our assets.
The Governance and Nominating Committee is responsible for making recommendations to the Board regarding the size and composition of the Board, reviewing the qualifications of candidates to the Board, and recommending nominees to the Board. It is also responsible for:

•	taking a leadership role in shaping our corporate governance;

•
developing and recommending to the Board a set of corporate governance guidelines, periodically reviewing and reassessing the adequacy of those principles, and recommending any proposed changes to the Board for approval;

•	leading the Board in its annual review of the Board’s performance; and

•	addressing committee structure and operations, committee reporting to the Board, committee member qualifications and committee member appointment and removal.
It has sole authority for retaining or terminating any search firm used to identify director candidates and determining such firm’s fees. Our Governance and Nominating Committee also performs other related duties as defined in its written charter. It has only members that are independent under our Corporate Governance Guidelines and the rules of the New York Stock Exchange.
The Risk Committee is responsible for assisting the Board in overseeing and reviewing our enterprise risk management framework, including the significant policies, procedures and practices employed to manage credit risk, market risk and operational risk. It is also responsible for overseeing our implementation plan for the Federal Reserve Board with respect to qualification of advanced capital adequacy approaches, including approval of our credit framework, operational risk framework, and capital disclosure policies and controls. It also reviews and discusses with various members of senior management matters related to credit risk, market risk, operational risk, legal, regulatory and compliance risk and enterprise risk management. The Committee also oversees the management of the Bank’s fiduciary activities.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, based solely on a review of the reports furnished to us and written representations from reporting persons that all reportable transaction were reported, we believe that during the fiscal year ended December 31, 2012 our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except for a gift transaction by Mr. Linnenbringer which was reported late due to an administrative error.

Policies and Procedures for Approval of Related Party Transactions
We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and our shareholders. Therefore, our Board has adopted a formal, written policy with respect to related party transactions.
For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $120,000 when aggregated with all similar transactions, or (3) loans made by SunTrust Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectability or presenting other unfavorable features.
Under the policy, any related party transaction must be reported to the General Counsel and may be consummated or may continue only (i) if the Governance and Nominating Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by our Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board. The Governance and Nominating Committee may approve or ratify the related party transaction only if the

Committee determines that, under all of the circumstances, the transaction is in the best interests of SunTrust.

Transactions with Related Persons, Promoters, and Certain Control Persons
We have no transactions with related parties other than normal, arms’-length banking and other credit transactions that comply with Federal Reserve Regulation O. Our Board reviews these relationships, but for the reasons below, we do not view them as impairing a director’s independence.
We generally consider credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. We use the following guidelines to determine the impact of a credit relationship on a director’s independence. We presume that extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence. In other words, we do not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.
Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and to follow credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons not related to the lender. Such loans also may not involve more than the normal risk of collectability or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Our Board must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.
In addition, we do not consider as independent any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O. We also do not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from us, for property or services in an amount which, in any fiscal year, is greater than $1 million or 2% of such director’s company’s consolidated gross revenues.

EXECUTIVE OFFICERS
The Board elects executive officers annually following the annual meeting of shareholders to serve until the meeting of the Board following the next annual meeting. The following table sets forth the name of each executive officer and the principal positions and offices he or she holds with SunTrust. Unless otherwise indicated, each of these officers has served as an executive officer of SunTrust or a principal subsidiary for at least five years.

Name	Age	Officers
Kenneth J. Carrig	55	Corporate Executive Vice President and Chief Human Resources Officer
Mark A. Chancy	48	Corporate Executive Vice President and Wholesale Banking Executive
Anil Cheriyan	55	Corporate Executive Vice President and Chief Information Officer
Rilla Delorier	45	Corporate Executive Vice President and Chief Marketing Officer
Brad R. Dinsmore	50	Corporate Executive Vice President and Consumer Banking Executive
Raymond D. Fortin	60	Corporate Executive Vice President, General Counsel and Corporate Secretary
Thomas E. Freeman	60	Corporate Executive Vice President and Chief Risk Officer
Aleem Gillani	50	Corporate Executive Vice President and Chief Financial Officer
Jerome T. Lienhard II	56	President and Chief Executive Officer of SunTrust Mortgage, Inc.
William H. Rogers, Jr.	55	Chairman of the Board and Chief Executive Officer

Kenneth J. Carrig. Corporate Executive Vice President and Chief Human Resources Officer since June 2011. In this role, he oversees human resources strategy, talent management, employee benefits, compensation, staffing, human resources systems, operations and payroll, compliance, employee relations, human resources policies, as well as training and development. Prior to joining SunTrust, Mr. Carrig was Executive Vice President of Human Resources for Comcast. He previously held similar roles with Sysco Corporation and Continental Airlines.

Mark A. Chancy. Corporate Executive Vice President and Wholesale Banking Executive. He is responsible for the Corporate & Investment Banking, Commercial & Business Banking, Treasury & Payment Solutions and Commercial Real Estate Banking lines of business. Prior to being named to his current position, Mr. Chancy served as SunTrust’s Chief Financial Officer for seven years. A 26-year financial services industry veteran, he joined SunTrust in 2001 as Corporate Treasurer through its acquisition of Robinson-Humphrey, where he had served as Chief Financial Officer since 1997. Mr. Chancy is a member of the board of SunTrust Robinson Humphrey, Inc. and RidgeWorth Capital Management, Inc.

Anil Cheriyan. Corporate Executive Vice President and Chief Information Officer since April 2012. He is responsible for SunTrust’s Enterprise Information Services (EIS) division, the organizational unit that provides the company’s overall technology, operations and information-related support. Prior to joining SunTrust, Mr. Cheriyan was Senior Partner at IBM Global Business Services where he has served financial services industry clients and led a variety of business systems transformation, technology and process re-engineering initiatives. Before joining IBM in 2002, he was a Partner with PricewaterhouseCoopers Consulting and served in increasingly responsible leadership roles on a variety of systems, customer information, data warehousing and e-business engagements. Previously he was a Senior Consultant with Electronic Data Systems (EDS) and Information Services Manager for TVS Clayton, Ltd.

Rilla Delorier. Corporate Executive Vice President and Chief Marketing and Client Experience Officer since June 2008. She is responsible for the company’s advertising, direct marketing, brand management, sponsorships, client analytics, web solutions, line of business marketing, corporate communications and client loyalty programs. Previously, she was responsible for marketing for the Company’s Wealth & Investment Management line of business. Prior to joining SunTrust in 2006, Ms. Delorier headed up her own consulting firm, CAGR Marketing where she worked with businesses in developing customer strategies for client acquisition, growth and retention. Prior to that she served five years with PNC Financial Services as the referral channel management director and chief marketing officer for PNC Advisors. She began her career as an associate consultant with Bain and Company Consulting, moved to The Advisory Board as vice president of health care marketing, and then worked at WFD Consulting as a vice president and business unit manager before joining PNC.

Brad R. Dinsmore. Corporate Executive Vice President and Consumer Banking Executive since August 2011. In this role, Mr. Dinsmore oversees SunTrust’s Branch Banking, Private Wealth Management, Institutional Investment Solutions, Consumer Product and Credit Card businesses, overseeing operations and delivery to nearly 5 million consumers. In November 2012, he assumed responsibility for our GenSpring Family Offices investment subsidiary. Previously, Mr. Dinsmore was head of U.S. Retail Banking for Citigroup, where he had direct responsibility for client delivery to four million account holders via management of the branch channel and the consumer client experience. Prior to joining Citigroup, he spent 21 years with Bank of America in roles of increasing responsibility in consumer, mortgage, business and wealth management banking, including four years in Atlanta as the Southeast Consumer Executive overseeing consumer and mortgage banking in the region.

Raymond D. Fortin. Corporate Executive Vice President since 2004, and General Counsel. In this role, he is responsible for our legal affairs. He has administrative responsibility for the Internal Audit department and serves as Chair of the Disclosure Committee as well as Corporate Secretary. Mr. Fortin, who has 35 years’ of legal experience, primarily in the financial services business, joined SunTrust in 1989.

Thomas E. Freeman. Corporate Executive Vice President and Chief Risk Officer of SunTrust since August 2007. Mr. Freeman also served as Chief Credit Officer from January 2006 until April 2009. Prior to joining SunTrust, Mr. Freeman was a Principal at KPMG where he was responsible for providing credit risk and other advisory services to a variety of clients including larger commercial banks. He joined KPMG in 2004 after a 14-year career at Fleet Boston Financial and its predecessors, where he held a series of increasingly responsible positions including: managing director, corporate strategy and development; consumer lending executive credit officer; director of portfolio management; and corporate vice president, commercial real estate.

Aleem Gillani. Corporate Executive Vice President and Chief Financial Officer since May 2011. He is responsible for the core finance functions, including Corporate Finance, Corporate Strategy, Corporate Tax, Enterprise Stress Analytics, Investor Relations, and Treasury. Previously, Mr. Gillani served as Corporate Treasurer. Prior to joining SunTrust in 2007, he spent the majority of his career in risk management roles, including as the chief market risk officer at PNC Financial Services Group for three years after serving in a similar capacities for BankBoston and FleetBoston. He is also a member of the board of directors of SunTrust Robinson Humphrey, Inc.
Jerome T. Lienhard II. President and Chief Executive Officer of SunTrust Mortgage, Inc. since March 2011. He is responsible for SunTrust’s mortgage production, servicing, operations, secondary marketing and technology areas. Previously, Mr. Lienhard served as Executive Vice President of Strategic Finance and Administration with responsibility for Strategic Sourcing, Corporate Real Estate, Strategic Finance and Performance Measurement. He joined the Company as Treasurer in 2006. Prior to joining SunTrust, Mr. Lienhard served as Senior Vice President and Treasurer of the Federal Home Loan Mortgage Corporation (Freddie Mac) and Corporate Treasury Manager at Toyota Motor Credit Corporation.
William H. Rogers, Jr. Chairman and Chief Executive Officer. Mr. Rogers assumed the role of Chairman of the Board in January 2012. He was named Chief Executive Officer in June 2011 after having served as Chief Operating Officer since November 2010 and President since December 2008. Mr. Rogers began his career in 1980 in the commercial bank training program of Trust Company of Georgia, a SunTrust predecessor company. He has held roles reflecting an increasing set of responsibilities across all lines of business, corporate marketing, enterprise information services, finance and human resources. Mr. Rogers is a member of the board of directors of the Federal Reserve Bank of Atlanta and Books-a-Million, Inc., and an active member of the business and philanthropic community.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary
We welcome the opportunity to discuss the material components of our executive compensation program. We also provide an overview of our executive compensation philosophy, compensation decisions and the factors we considered in making those decisions. This CD&A focuses on our Named Executive Officers (NEOs) for 2012 which included our CEO, CFO, and our three next most highly-compensated executive officers:

•	William H. Rogers, Jr., Chairman and Chief Executive Officer,

•	Aleem Gillani, Chief Financial Officer,

•	Mark A. Chancy, Wholesale Banking Executive,

•	Thomas E. Freeman, Chief Risk Officer, and

•	Anil Cheriyan, Chief Information Officer.
Management Succession During 2012
Our Board of Directors named Anil Cheriyan to the role of Corporate Executive Vice President and Chief Information Officer effective April 1, 2012.
2012 Business Highlights
2012 was a year of significantly improved performance for SunTrust. We concluded the year in a strong position, driving higher revenue and efficiency gains, while further improving our overall risk profile.

•
For 2012, SunTrust earned $3.59 per share compared to $0.94 per share in 2011. Excluding certain strategic actions, which we discuss in "Executive Compensation Program Overview - 2. Short-Term (Annual) Incentives"(1) SunTrust earned $2.19 per share.

•
Net income available to common shareholders improved significantly primarily due to these strategic actions, strong mortgage production, a lower loan loss provision and the elimination of TARP dividends.

•	Our tangible efficiency ratio improved from 72.0% for 2011 to 67.4%(1) for 2012 (adjusted for the 2012 strategic items), which reflects our continued focus on profitable growth and reducing expenses.

•	Favorable trends in credit quality continued with nonperforming assets falling by almost 50% from $3,392 million in 4Q 11 to $1,857 million in 4Q 12.

(1) We provide GAAP amounts and a reconciliation from adjusted amounts to GAAP amounts in our Annual Report on Form 10-K in Table 39 at pages 93-95.

Executive Compensation Principles and 2012 Highlights

Compensation Principle 1. Pay Should Be Competitive With the Market. Our executive compensation programs target compensation at approximately the median of our competitive market. The elements of these 2012 programs, which include both fixed and variable compensation, are described below at “Components of Our Executive Compensation Program.”

Compensation Principle 2. A Substantial Portion of Pay Should Align With Performance. For 2012, 62% of target total direct compensation and 67% of our target long-term incentives, for our NEOs, were performance based. The Annual Incentive Plan (AIP) is a performance based plan that provides a potential payout based on net income available to common shareholders and tangible efficiency ratio. Long term incentives include performance-vested restricted stock units tied to total shareholder return (TSR) and return on assets (ROA), and stock options.

Compensation Principle 3. A Substantial Portion of Pay Should Be at Risk to Align With Risk Taken By Our Shareholders. Our long-term incentive plans are aligned with the risk taken by our shareholders as award values vary with our stock price over time. The level of awards under the performance based restricted stock unit plan is based on our total shareholder return relative to others in the industry and return on assets on an absolute basis. Stock options only have value if the market value of common stock, in other words, if the investment of shareholders, appreciates over time. The exercise price of stock options is the closing market value of SunTrust common stock on the date of grant.

Our Share Retention Guidelines require our CEO to own stock in an amount at least 5 times his base salary, and other executive officers in an amount at least three times their base salary. Executives are also required to retain 50% of net shares for a minimum of one year, ensuring longer term alignment with shareholder risk. The one year retention requirement applies to vested restricted stock and vested restricted stock units, as well as shares obtained upon exercise of stock options. (See “Share Ownership and Share Retention Guidelines.”)

Compensation Principle 4. Compensation Must Comply With Legal and Regulatory Limits. In 2010, the Federal Reserve adopted final guidelines on incentive compensation that apply to all U.S. financial institutions. In response to these guidelines, we made a number of enhancements to our executive and other incentive plans to reduce risk or to further risk-adjust the payouts, as well as strengthen our controls and governance processes, including the following:

•	expanding our use of clawbacks.

•	using performance metrics which incorporate risk measures.

•	an intensified risk review of plan features and limits and the business risk environment.

We discuss these enhancements in the section above under the caption, “Compensation Policies that Affect Risk Management” and in this CD&A under the caption “Recoupment of Incentive Compensation (Clawbacks).”

2012 Compensation Governance Summary

We continuously review our compensation programs and practices to ensure a balance between the interests of shareholders, regulators, and other interested parties, as well as to ensure that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives. Under the guidance of the Compensation Committee, we have taken the following actions in the past few years to further strengthen governance of our compensation structure and practices:

•	Expanded clawbacks to all incentive plans in 2012. See “Recoupment of Incentive Compensation (Clawbacks).”

•	Expanded share ownership and retention guidelines for executive officers and directors to include grants of restricted stock as well as stock options in 2011.

•	Eliminated gross-up provisions for change-in-control agreements entered into after October 2010 .

•	No employment agreements with NEOs that guarantee employment for a specified term.

•	Included double-triggers on change in control agreements and stock award agreements.

•	Eliminated most perquisites effective January 1, 2008.

•
Institutionalized a periodic, comprehensive review of all company incentive plans. This review is described in greater detail under the caption, “Risk Review” under the caption, “Compensation Policies that Affect Risk Management” in the section which precedes this CD&A.

•	Reviewed all of our incentive plans to ensure that the plan features and business controls met the Federal Reserve’s incentive compensation guidelines.

Components of Our Executive Compensation Program

The principal components of our NEO compensation program and a summary of 2012 actions with respect to each component are described in the following table:

Component	Description	Summary of 2012 Actions
Base Salary	Fixed cash component. Recognizes level of responsibility, experience and individual performance. Reviewed annually and adjusted, if and when appropriate.	There were no adjustments to base salaries for NEOs for 2012.
Short-Term Incentives	The Annual Incentive Plan (AIP) is a variable performance based award opportunity paid in cash. Rewards the achievement of annual performance goals.
Awards were based on achievement of net income available to common shareholders and tangible efficiency ratio goals. Tangible efficiency ratio replaced return on assets which is now a long-term incentive plan measure. The Committee chose the tangible efficiency ratio because shareholders and analysts use it to evaluate how well we are managing our organization. The lower the efficiency ratio, the better, as it means a greater percentage of each dollar of revenue is converted to profit for the Company.

Long-Term Incentives	Variable compensation component. Amount earned will vary based on stock price and corporate performance. LTI focuses attention on long-range objectives and future returns to shareholder.
Target Award Structure: The LTI grant structure included three components - Performance Based RSUs (ROA), Performance Based RSUs (TSR) and Stock Options. The target value on grant date for each award was equally weighted.

- Performance Based RSUs - Return on Assets (ROA)
ROA maintains an overall profitability focus while ensuring appropriate return for balance sheet usage. Further, the measure is not influenced by changes in shares outstanding as are other return measures such as return on equity.

	- Performance Based RSUs - Relative Total Shareholder Return (TSR)	Aligns interests of executives with our shareholders by rewarding an increase in our TSR relative to an industry peer group.
	- Stock Options	Aligns executives with shareholders and delivers value only if our share price increases.
	- One-Time Co-Investment Grant	4-year ROA goal to drive improved performance and retain key leaders (See "Executive Compensation Program Overview - 3. Long-Term Incentives")
Retirement Plans	Fixed compensation component. Intended to assist in attaining financial security during retirement. Plans included tax-qualified defined benefit plans and supplemental defined benefit plans.	The SunTrust Retirement Plan, the ERISA Excess Plan, the SunTrust SERP and the SunTrust Restoration Plan were all frozen effective January 1, 2012.
401(k) Plan and Deferred Compensation	Fixed component of compensation. Qualified and nonqualified plans provide tax advantaged saving vehicles. The Company provides a 6% contribution.	Effective January 1, 2012, the plans were amended to increase the Company’s contribution from 5% to 6% and provide for an annual discretionary contribution.
Other	Most perquisites were eliminated January 1, 2008.	No change in prior decision to eliminate most perquisites for NEOs.
Pay for Performance

Our executive compensation programs are designed to align a substantial portion of pay to Company performance. The charts below outlines the percent of value for each element of target total direct compensation. 66% of CEO compensation and 59% of other NEO compensation is performance based, which includes the Annual Incentive Plan and performance based RSUs. We did not include stock options in our percentages of performance based pay. However, we do consider this element of compensation to be at risk, since stock options have value only if the market value of common stock appreciates over time. The blue sections of the charts reflect the components of compensation that are at risk – 85% of the CEO’s target compensation and an average of 76% of the other NEOs' target compensation.

Below, we explain how our 2012 annual incentive awards and long-term incentive grants are tied to future performance.
Annual Incentive Plan (AIP). Payments under our annual incentive cash plan (AIP) are based on net income available to common shareholders (75% of the award) and tangible efficiency ratio (25% of the award). In 2012, NEOs earned AIP awards at 114% of target. The link between pay and performance under the annual incentive cash plan is illustrated in the following table.

	2012 Annual Incentive Plan Objectives			2012(1) Adjusted Results
	Min.	Target	Max.
Net Income Available to Common Shareholders (75% weight)	$300	$900	$1,500	$1,178 million
Tangible Efficiency Ratio (25% weight)	70%	67%	64%	67.4%
Payout % of Target	0%	100%	150%	114%
(1) We provide GAAP amounts and a reconciliation from adjusted amounts to GAAP amounts in our Annual Report on Form 10-K in Table 39 at pages 93-95.

Long-Term Incentives. Our 2012 long-term incentive grants consisted of three components. One-third of our long-term incentive award value consisted of performance based RSUs with a 2012 ROA goal of 50 basis points. We exceeded the 50 basis point goal with an ROA of 111 and adjusted ROA of 68 basis points.(2) Participants will vest in 100% of the award over a 2-year vesting period, 50% in February 2014 and 50% in February 2015.

Grant Value	Grant Description	Performance Period	Goal	Adjusted(2) Results	Vesting(3)
1/3	Performance Based Restricted Stock Units-ROA	2012	50 basis points	68 basis points	100% of shares awarded 50% vests 2/14/2014 50% vests 2/14/2015
1/3	Performance Based Restricted Stock Units-Relative TSR	2012-2014	SunTrust TSR Compared to Peer Group Median TSR	N/A	Upon certification of results after the end of the performance period
1/3	Stock Options	N/A	N/A	NA	Vests 1/3 pro rata on anniversary of grant date
(2) We provide a reconciliation from adjusted amounts to GAAP amounts in our Annual Report on Form 10-K in Table 39 at pages 93-95.
(3) NEOs are required to retain 50% of net shares for a minimum of one year as required by our Share Ownership and Share Retention Guidelines.

One-Time Performance Grant – Co-Investment Awards. For 2012, we made a special grant to our executive officers and other key leaders. The award vests after four years only if we reach a ROA goal of 100 basis points. This award is designed to drive performance to pre-financial crisis levels of performance. It is also designed to build in retentive power to existing in-the-money stock option awards. We discuss this award in greater detail below in “Executive Compensation Program Overview - 3. Long-Term Incentives.”

Analysis of 2012 Compensation Compared to 2011 Compensation

In 2012, we maintained our policy to deliver total direct compensation at approximately the median of our peer group. There were no increases in base salary in 2012. A number of our NEOs received salary increases in the prior year after assuming new roles or additional responsibilities. Such increases were implemented 2Q 2011.

Actual non-equity incentive compensation earned, delivered through our AIP, reflects an increase from 2011 due to improved Company performance. The AIP payments for our NEOs were determined by a formula and were based entirely on company results. We discuss AIP in greater detail below under “Short-Term Incentives.”

Equity awards increased for the NEOs in 2012. A significant portion of the increase in the stock compensation column in the Summary Compensation Table below is attributable to a special one-time, 100% performance based grant which we refer to as the co-investment grant. At the time the Committee made this grant, our target total direct compensation levels were estimated to be at or below the median of peer practices based on available information. A subsequent review of the market by the Committee’s compensation consultant based on additional information indicated that our total direct compensation was below peer practices without the co-investment opportunity, and slightly above market with the co-investment opportunity. We discuss the award below at “Long-Term Incentives: Co-Investment Grants.” To a lesser extent, the increases can be attributed to an increase in peer compensation practices and, in a few cases, was a result of promotions and increased responsibilities.

Finally, the net present value of future pension benefits was generally level as a result of our company-wide pension freeze, although slight increases occurred for several of the NEOs as a result of changes in age, interest rates, mortality assumptions, and interest which accrued on cash balance accounts. We discuss pension benefits in greater detail below in “Benefits” and “2012 Pension Benefits Table.”
Executive Compensation Program Overview
Our current executive compensation program has four parts:

1.	Salary;

2.	Short-Term (Annual) Incentives;

3.	Long-Term Incentives; and

4.	Benefits.
The various components of 2012 NEO compensation are described below.

1. Salary

We pay salaries to attract and retain talented executives. We target the level of salary at approximately the median of our peer group to be competitive. Salary affects the level of other benefits, such as the potential payments under AIP and the change in control agreements, discussed below.

The Committee generally considers annual increases to base salary after considering an individual’s performance, changes in market compensation, experience level and/or changed responsibilities. The Committee kept cash base salaries for NEOs at the same level in 2012 as in 2011.

2. Short-Term (Annual) Incentives
The Annual Incentive Plan (AIP) is a short-term cash incentive program which rewards the achievement of annual performance goals, primarily annual financial goals. We designed the AIP to:

•	Support our strategic business objectives.

•	Promote the attainment of specific financial goals.

•	Reward achievement of specific performance objectives.

•	Encourage teamwork.

All NEOs participate in AIP. The amount paid to an executive under AIP is a function of:

•	A target award amount expressed as a percentage of base salary.

•	The level of achievement of AIP goals which were established by the Committee for the executive.

•	Payout amounts established in advance by the Committee which correspond to the actual level of performance.

We target our annual incentive at approximately the median of peer practice. The size of the annual incentive indirectly affects potential payment under our change in control agreements, discussed below under “Benefits.”
In February of each year, the Committee establishes target performance measures based largely on management’s confidential business plan and corresponding budget for that year, which includes revenue growth, expense management, and profit improvement. For 2012, the AIP had two performance measures: net income available to common shareholders (75% weight ) and tangible efficiency ratio (25% weight). Our tangible efficiency ratio is the ratio of our noninterest expense, excluding intangible amortization expense, to our revenues. We replaced return on assets with tangible efficiency ratio as a performance goal under the AIP 2012 since we now use return on assets as a long-term incentive plan measure. The Committee chose the tangible efficiency ratio because shareholders and analysts use it to evaluate how well we are managing our organization. The lower the efficiency ratio, the better, as it means a greater percentage of each dollar of revenue is converted to profit. The Committee also sets minimum and maximum performance levels for each performance measure. Maximum award targets reflect very ambitious goals which can only be attained when business results are exceptional, thus justifying the higher award payments. For 2012, the net income available to common shareholders target was set at $900.0 million and the tangible efficiency ratio target was set at 67.0%. These goals reflect an aggressive plan to grow the business and to move toward a tangible efficiency ratio below 60%.
For the NEOs, we primarily use only corporate, rather than individual, performance measures because they hold positions that have a substantial impact on the achievement of those measures. This approach also reflects an expectation that collective individual performance will result in improved business performance and favorably impact shareholder value.
Actual payouts under AIP depend on the level at which we achieve the performance measures. The Committee approved the following performance targets for 2012:

	2012 Annual Incentive Plan Objectives
	Minimum	Target	Maximum
Net Income Available to Common Shareholders (75% weight)	$300 million	$900 million	$1,500 million
Tangible Efficiency Ratio (25% weight)	70%	67%	64%
Payout % of Target	0%	100%	150%

2012 Strategic Actions. The Committee reviews actual performance relative to pre-set goals and, in doing so, determines the amount of any final award payment. In determining final awards, the Committee has the discretion to adjust GAAP net income available to common shareholders and tangible efficiency ratio for unplanned, unusual or non-recurring items of income or expense.
In determining the 2012 AIP payment, the Committee exercised its discretion and reduced actual (GAAP) net income available to common shareholders of $1,931 by $753 million resulting in adjusted net income available to common shareholders of $1,178 million. We provide a schedule of these adjustments in our Annual Report on Form 10-K Table 39 at page 93-95. The Committee made these adjustments because it initially set the performance targets for AIP based on the Company’s business plan for 2012, and the strategic actions taken in the third quarter of 2012 to improve our risk profile and improve our balance sheet were not contemplated when the business plan and goals were set. We described these transactions in greater detail in a press release and slide presentation which we filed with the SEC on September 6, 2012 as exhibits to a Form 8-K disclosure. We also held an investor call that day to discuss these strategic actions.
The Committee believes that excluding these items better reflects the Company’s performance for 2012 relative to pre-set goals. Had these items not been adjusted, the AIP would have paid out at the maximum of 150%. Even after excluding these items, adjusted net income available to common shareholders of $1,178 million in 2012 reflected a significant increase over the $495 million earned in 2011. The Committee made the same adjustments for our tangible efficiency ratio. Our reported tangible efficiency ratio of 59.2% increased to an adjusted 67.4%. We provide a schedule of these adjustments in our Annual Report on Form 10-K Table 39 at page 93-95.
After the adjustments to our financial results described above, the AIP for our NEOs was funded as follows:

	Weight	Adjusted Results	Measure Funding Level	Blended Corporate Funding Level
Net Income Available to Common Shareholders	75%	$1,178 million	123%	114%
Tangible Efficiency Ratio	25%	67.4%	86%

We use straight-line interpolation to calculate payout values between minimum, target, and maximum levels. This means that we determine actual payouts by formula and that payouts are proportional to actual performance. For example, below target performance, every $6 million decrease in net income available to common shareholders (NIACS) results in a 1% decrease in the payout, and every 0.03% deterioration in tangible efficiency ratio results in a 1% decrease in the payout. Above target performance, it requires a $12 million increase in NIACS to result in a 1% increase in the payout, and a 0.06% improvement in tangible efficiency ratio to result in a 1% increase in the payout.
(1) We provide GAAP amounts and a reconciliation from adjusted amounts to GAAP amounts in our Annual Report on Form 10-K in Table 39 at pages 93-95.

The following table includes each NEO’s 2012 target and actual AIP award.

	Target as a % of Base Salary	Target Award		Actual Award
Mr. Rogers	185%	$1,665,000		$1,898,100
Mr. Gillani	100%	$475,000		$541,500
Mr. Chancy	110%	$660,000		$752,400
Mr. Freeman	100%	$525,000		$598,500
Mr. Cheriyan	100%	$375,000	(2)	$427,500
(2) AIP is prorated based on hire date of April 1, 2012.

3. Long-Term Incentives
An objective of our long-term incentives is to reward management for effective long-term decision-making. These incentives focus attention on long-range objectives and future returns to shareholders. Long-term incentives also help achieve our objective of retaining top talent. The Committee intentionally ties the value of the long-term incentives for this group entirely to corporate performance or stock price rather than to individual performance because of the role these executives play in our success. Since 2008, the long-term incentives for NEOs have been entirely in equity with no cash component. We determine the amount of long-term incentives based largely on a review of peer practices. In 2012 we made equal grants of three different types of long-term incentives as part of regular LTI award process. Three different types of long-term incentives allow us to measure and reward performance differently. In addition, we made a one-time co-investment grant.

The following LTI awards were granted to executives in 2012:

Award	2012	2013	2014	2015	2016	2017
RSUs–Relative TSR	3-Year Performance Period SunTrust TSR Compared to Peer Group Median TSR			100% vests upon certification of results (2/14/2015)	Hold 50% of Net Shares for 1 Year Minimum
RSUs–ROA	1 Year Performance Period Target ROA of 50 BPs Actual 2012 ROA of 68 BPs (adjusted) 100% of target shares awarded		50% vests 2/14/2014	50% vests 2/14/2015 Hold 50% of Net Shares for 1 Year Minimum Hold 50% of Net Shares for 1 Year Minimum	Hold 50% of Net Shares for 1 Year Minimum
Stock Options	Granted at fair market value on date of grant Value realized only if stock price increases over time	33% vests	33% vests	33% vests	Hold 50% of Net Shares for 1 Year Minimum
Co-Investment	2015 Performance Period - Goal Set 4 Years in Advance Target ROA of 100 BPs				100% vests upon certification of results (2/14/2016)	Hold 50% of Net Shares for 1 Year Minimum

Changes from Prior Year. In 2012, we continued to use a mix of performance based equity and time vested stock options. For our performance based equity, we continued the use of relative TSR for a portion of the awards but changed from Tier 1 Capital to return on assets for the other portion to better align incentives with performance. We altered the mix of these three components slightly to place more emphasis on an absolute performance measure of ROA and less on a relative measure of TSR.
In addition to meeting performance requirements, half of the net shares which vest under all awards will be subject to additional 1-year holding periods which is consistent with our Share Ownership and Share Retention Guidelines. We have also added a special retirement provision for a select group of top executives whose business decisions have lasting impact on shareholders (Messrs. Rogers and Freeman). If one of these executives retires during the performance period, the award may continue to vest only if the executive continues to comply with certain non-competition, non-solicitation, non-disclosure, non-pirating, and non-disparagement requirements after he or she retires.
Performance Based Restricted Stock Units - Absolute Return on Assets. Approximately one-third of the long-term incentive was delivered via performance based RSUs which are awarded based upon achievement of an absolute return on asset goal of 50 basis points for the full year 2012 measured at December 31, 2012. Failure to satisfy the performance condition would have resulted in the forfeiture of the entire award. Upon satisfaction of the performance condition, the award continues to be subject to time-vesting requirements and will vest half on the second anniversary of grant (February 2014) and half on the third anniversary of grant (February 2015). Awards will be settled in shares of common stock. Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of common stock.
2012 ROA was 111 basis points. The Committee made the adjustments to ROA for the same items as for net income, discussed above, resulting in an adjusted ROA of 68 basis points. We provide a schedule of these adjustments in our Annual Report on Form 10-K Table 39 at page 93-95. Because adjusted ROA exceeded the goal of 50 basis points, the performance condition was satisfied with respect to 100% of the award. While these these awards remain subject to time vesting requirements described above and our expanded recoupment (clawback) policy, we report the value realizable as of December 31, 2012 in the table below.

	Award (No. RSUs)	Value on Date of Grant (1)	Value on 12/31/2012
Mr. Rogers	52,600	$1,095,658	$1,491,210
Mr. Gillani	17,100	$356,193	$484,785
Mr. Chancy	21,400	$445,762	$606,690
Mr. Freeman	17,100	$356,193	$484,785
Mr. Cheriyan	8,446	$200,001	$239,444
(1) Value of awards granted in February 2012 was based on 20 day average stock price of $20.83. Award value for Mr. Cheriyan was on close price of STI stock on April 24, 2012.

Performance Based Restricted Stock Units - Total Shareholder Return. Approximately one-third of the long-term incentive was delivered via performance based RSUs which reward executives based on our TSR (stock and dividend) performance relative to a peer group of 10 banks. An assessment was completed by SunTrust’s Investor Relations Group to recommend appropriate peer organizations based on:

•	input from external analysts on comparable organizations,

•	feedback from key investors, and

•	requirement for a sufficiently large group for comparison without unintended volatility.
With additional advice from our compensation consultant, the Compensation Committee approved the recommended group of firms. These firms mirror those firms that currently comprise the financial performance assessment peer group and include BB&T Corporation, Capital One Financial Corporation, Comerica Incorporated, Fifth Third Bancorp, KeyCorp, M&T Bank Corporation, PNC Financial Services Group Incorporated, Regions Financial Corporation, U.S. Bancorp, and Wells Fargo & Company.
Earned awards will be based on SunTrust’s relative ranking measured over a 3-year performance period as follows:

Performance	STI TSR vs. Peer Median	Percent of Award That Vests
Maximum	25%	100%
	20%	89%
	10%	78%
Target	at peer median	67%
	(10)%	56%
	(20)%	44%
Threshold	(25)%	33%
	< -25%	0%

We use straight-line interpolation to determine final awards when our performance falls between Threshold, Target and Maximum performance levels. This means that we determine actual payouts by formula and that payouts are directly proportional to actual performance. Awards will be settled in shares of common stock. We do not pay dividends on unvested awards but instead accrue and reinvest them in equivalent shares of SunTrust common stock and pay them only if the underlying award vests. These awards are subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” below.

Restricted Stock. We generally grant performance-vested RSUs to our NEOs rather than time-vested restricted stock, absent special circumstances. However, in 2012, in connection with recruiting Mr. Cheriyan, we granted 16,892 shares of restricted stock to him which vest after two years in recognition of incentives he forfeited to join us.

Stock Options. Approximately one-third of the long-term incentive was delivered via stock options which vest pro rata annually over three years (i.e. one-third each year). These deliver value only if our share price increases. These award are subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” below. In addition, in connection with recruiting Mr. Cheriyan, we granted him an additional option to purchase 49,383 shares which vests after two years in recognition of incentives he forfeited to join us.
Co-Investment Grants - One-Time Performance Based Restricted Stock Unit Award - Return on Assets. In February 2012, the Company made a special, one-time long-term incentive award to a select group of senior executive officers of the Company. Known as the 2012 co-investment grant, this award is intended to focus executives on achieving a significant increase in performance over the next four years in a challenging business environment, as well as to address retention concerns during the transition period of a newly formed management team.
The holding power or ability to retain executives through the unvested value of long-term incentive awards was reduced considerably in the first quarter of 2012 with the vesting of a significant stock option award granted in 2009. The co-investment grant provides executives an incentive to hold 50% of their February 2009 vested stock options (the “co-investment”) for an additional 4-year period. This performance based grant addresses the Company’s retention goal through the 4-year performance period, as well as aligns the interests of executives with shareholders by keeping significant stock option gains “at risk” to market price fluctuations over the performance period.
The grant further aligns compensation with shareholder interests by requiring achievement of a challenging performance goal tied to the Company’s profitable growth strategy. The grant is awarded based upon reaching a ROA goal of 1.00% (100 basis points) for the fiscal year ending December 31, 2015. If met, this is a transformational level of performance, which increases our ROA by over 135% from the 2011 ROA of 0.42% (42 basis points). If actual performance does not equal or exceed the performance target for 2015, the NEOs will forfeit the entire co-investment grant. The terms and conditions of the February 2009 stock option awards are not impacted.
The Committee chose ROA because it believes this is a good measure of our operating results. The Committee did not select measures like ROE or EPS because they incorporate elements of capital management that remain uncertain due to future regulatory capital ratio calculation and capital requirements for the banking industry. For example, final rules under Basel III have not been issued. We note that this ROA goal applies to our results in the fourth year of the grant and, therefore, is not only significantly higher than the ROA goal used with a portion of our 2012 LTI awards but also covers a different performance period.
Certain other recently hired or promoted executives, in key strategic positions, who were not part of the 2009 stock option grant, also received a grant with the same performance based terms and conditions. This is expected to enhance the development and retention of our future leaders.
Shown below is a summary of the co-investment grants that were made to the named executive officers. The table also includes the potential “at risk” co-investment value of the vested 2009 stock option award currently held by our NEOs.

Executive	Maximum Number of Co-Investment RSUs (1)	2009 Stock Option Award	50% Co-Investment
			Number of Stock Options	Value of Stock Options at Risk (2)
Mr. Rogers	100,000	250,000	125,000	$2,411,250
Mr. Gillani	75,000	N/A (3)	N/A (3)	N/A (3)
Mr. Chancy	90,000	250,000	125,000	$2,411,250
Mr. Freeman	75,000	275,276	137,638	$2,655,037
Mr. Cheriyan	62,500	N/A (3)	N/A (3)	N/A (3)
(1) The number of co-investment RSUs awarded is reduced if the number of stock options held falls below the 50% co-investment level.
(2) Based on a stock option exercise price of $9.06 and December 31, 2012 closing price of $28.35.
(3) Not Applicable - Hired or promoted into current position after 2009 Stock Option Award.
The “at-risk” portion refers to the fact that the awards are subject to additional equity retention requirements. To maximize the retention power of the awards, the participants are required to refrain from exercising a portion of their 2009 certain in-the-money stock options.
At the end of the performance period, participants will receive additional shares equal to the value of dividends that were paid per share to SunTrust stock holders.
These awards are subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” below.

4. Benefits
401(k) Plan and Deferred Compensation Plan. We offer a qualified 401(k) Plan and a nonqualified deferred compensation plan to provide tax-advantaged savings vehicles. We make matching contributions to the 401(k) Plan and the Deferred Compensation Plan to encourage employees to save money for their retirement. These plans, and our contributions to them, enhance the range of benefits we offer to executives and enhance our ability to attract and retain employees.
In the 401(k) Plan for 2012, employees could defer from 1% to 50% of their eligible pay (subject to Internal Revenue Service limits). We match the first 6% on a dollar-for-dollar basis, for a total match of 6% of eligible pay for each participant who defers 6% or more of his or her eligible pay. Matching contributions are deposited into investment funds, including Company stock, based on Plan participants’ directions.
We also maintain a nonqualified deferred compensation plan in order to further assist NEOs and certain other executives in saving for retirement. The Deferred Compensation Plan allows participants to defer up to 50% of base salary and up to 90% of incentive compensation. Participant deferrals based on earnings in excess of the IRS compensation limit imposed on tax-qualified plans are eligible for a Company contribution equal to 6% of such eligible earnings (limited to amount deferred). Company contributions for participants hired on or after January 1, 2011 vest after two years. Because the Deferred Compensation Plan is unfunded, we account for all participants’ deferrals plus our matching contributions in phantom investment units. Participants’ investment choices in the Deferred Compensation Plan are essentially the same investment options offered in the 401(k) Plan.
Post-Termination Compensation—Retirement Plans. At the end of 2011, the Committee froze the retirement plans, including our qualified defined benefit pension plan, the SunTrust Banks, Inc. Supplemental Executive Retirement Plan (“SERP”), the SunTrust Banks, Inc. ERISA Excess Plan (“Excess Plan”), and the SunTrust Banks, Inc. Restoration Plan (“Restoration Plan”). As a result, the benefits provided under these plans were fixed and will not reflect future salary increases and benefit service after December 31, 2011. Additionally, pay credits under the cash balance formula ceased as of December 31, 2011. However, we continue to recognize service for vesting and eligibility requirements for early retirement, and interest credits under the cash balance formula will continue to accrue until benefits are distributed. As a result of these actions, the projected benefits to be paid to the NEOs from the retirement plans were estimated to have been reduced for each NEO in amounts ranging from approximately 11% to 81% of projected benefits as a result of the pension freeze. (Mr. Cheriyan joined SunTrust after we froze our pensions and, therefore, had no past or future benefit.) Actual amounts vary for each NEO based on years of service with us, years remaining until retirement, and compensation history.
To mitigate the adverse effects of the pension changes on long-service employees, we made a special, one-time contribution equal to 5% of eligible annual earnings to employees who have: (1) at least 20 years of service as of December 31, 2011, or (2) 10 years of service and satisfy a “Rule of 60” (the sum of age and service equals or exceeds 60) as of December 31, 2011. This contribution was made to all eligible employees in early 2012, including Messrs. Rogers and Chancy, and we include it in this year’s Summary Compensation Table. The additional contributions are expected to replace 3% to 58% of the value of benefits lost due to the pension freeze, resulting in a net reduction in benefits ranging from 8% to 45%.
In lieu of additional pension benefits, we have provided an increased match via our defined contribution plans and an annual discretionary contribution to these plans. We expect that our annual discretionary contribution will vary with our financial performance, and in this way our pension freeze reinforces our pay-for-performance principle. We will make such a discretionary contribution in the first quarter of 2013 equal to 2% of our employees’ eligible earnings (which the IRS caps at $250,000 for 2012), without regard to whether a participant deferred any earnings at all.
Perquisites and Other Benefits. We eliminated most perquisites and personal benefits on January 1, 2008 with the exception of limited use of corporate aircraft. Certain usage of our corporate aircraft may constitute a personal benefit, and we disclose this benefit when the incremental cost of providing this benefit, together with the aggregate cost of all other perquisites and personal benefits, is at least $10,000.
Post-Termination Compensation—Change in Control Agreements. We have change in control (“CIC”) agreements with members of senior management, including each of our NEOs. Except for these CIC agreements and our broad-based severance policy, none of our NEOs has an employment agreement which requires us to pay their salary or severance for any period of time. We entered into the CIC agreements because the financial services industry has been consolidating for a number of years and we do not want our executives distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. We think it is important that our executives can react neutrally to a potential change in control and not be influenced by personal financial concerns.
We believe that CIC agreements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, our CIC agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason.” This is often referred to as a “double-trigger.” It ensures that we will not become obligated to make payments under the CIC agreements unless the executive’s employment actually terminates as a result of the change in control. The CIC agreements provide these same protections to our executives whom we terminate without “cause” or who terminate for “good reason” in anticipation of a change in control if such termination occurs during the period beginning with shareholder approval of a change in control and ending on the date the change in control actually occurs. Our stock option agreements and other long-term incentive compensation arrangements (other than performance stock grants made prior to 1998) also have a double-trigger requirement prior to accelerated vesting in connection with a change in control.
In October 2010, the Committee determined that all new CIC agreements will no longer include a tax gross-up provision. As a result, management reviewed the alternatives in calculating CIC payments and recommended a “best of net” provision which meets the IRS requirements and is a market competitive practice. With a “best of net” calculation the executive receives either (i) their original benefit while being personally responsible for payment of any associated excise taxes, or (ii) a reduced benefit that would not be subject to excise taxes.
We believe our CIC agreements are consistent with market practice and assist us in retaining our executive talent. We set the level of benefits by reference to peer practices for similar positions in order to remain competitive with the banking industry as a whole and specifically with our peer group. We determined the level of benefits under these agreements by reference to peer practice for similar positions. Initially, the Committee set the level of benefits under the CIC Agreements based on market practices for similar positions. The Committee approves any new agreements. With the assistance of its compensation consultant, the Committee reviews the level of benefits provided under a new agreement to ensure that they are consistent with peer practices, our stated compensation objectives and philosophies and agreements with other SunTrust executives. We condition all payments under the CIC agreements on an executive agreeing to confidentiality, non-solicitation and non-disparagement provisions.

Executive Compensation Decision-Making Processes
Participants in Decision-Making
The Compensation Committee of the Board makes decisions regarding the compensation of our executives. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives and the requirements of the appropriate regulatory bodies. The Committee also oversees the administration of executive compensation plans, including the design of, performance measures for, performance targets and award opportunities under the executive incentive programs and certain employee benefits.
The Committee reviews executive officer compensation at least annually to ensure that senior management compensation is consistent with our compensation philosophies, company and personal performance, changes in market practices, and changes in an individual’s responsibilities. The Committee has continued to consider individual performance, long-term potential, and other individual factors in making promotions and setting base salaries. Among the elements of individual performance considered by the Committee are leadership, talent management, risk management, and individual contributions to our improvement in financial performance, including growing the business, efficiency and productivity. The Committee continues to consider these factors in pay decisions and, as noted above, will make expanded use of company-wide performance measures.
Historically, at the Committee’s February meeting, the Committee conducts a more specific review which focuses on performance and annual and long-term incentive awards for eligible employees for the most recently-completed fiscal year. This review considers corporate and individual performance, changes in an NEO’s responsibilities, data regarding peer practices, company performance, and individual performance and other factors.
The Committee reviews and approves the amount of each component of total compensation paid to the CEO and the other NEOs. It also reviews the individual components of total compensation for the executive officers, including all CEO direct reports. The Committee reviews the performance and compensation of the CEO and the CEO’s direct reports at the Executive Vice President level and above. The CEO and members of our Human Resources function assist in the reviews of such direct reports. The Committee’s compensation consultant supports such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with our philosophies and objectives discussed below. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant, and the Committee annually reviews the general components of such compensation. The CEO also makes recommendations to the Committee to adjust the amount paid to his direct reports based on performance relative to individual goals.
Compensation Consultant
To assist in its efforts to meet the objectives outlined above, the Committee retained Pay Governance LLC, an independent executive compensation consulting firm, to advise it on a regular basis on our executive compensation and benefit programs. The Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Committee. The consultant reports to the Committee Chairman. Pursuant to the Committee’s charter, the Committee has the power to hire and fire such consultant and engage other advisors.
The engagement of a compensation consultant raises the potential for a conflict of interest. To minimize the potential for conflicts of interest, our policy is to limit the use of Pay Governance LLC to only executive compensation and benefits matters. Also, we annually report to the Committee the amount of fees paid to the compensation consultant and the types of matters on which the consultant advised.
In 2012, Pay Governance LLC performed services solely for the Committee. The Committee determined that the work of Pay Governance LLC in 2012 did not raise any actual conflict of interest. Additionally, the Committee determined that Pay Governance was independent of management after considering several factors, including (1) whether Pay Governance LLC provided any other services to the Company; (2) the amount of fees received from the Company by Pay Governance LLC, as a percentage of the total revenue of Pay Governance LLC; (3) the policies and procedures of Pay Governance LLC that are designed to prevent conflicts of interest; (4) any business or personal relationship of the compensation consultant with a member of the Committee; (5) the amount of SunTrust stock owned by Pay Governance LLC; and (6) any business or personal relationships between the executive officers of the Company and the compensation consultant or Pay Governance LLC.
Market Competitiveness
To ensure that we continue to offer competitive total compensation to our NEOs, annually the Committee reviews the marketplace in which we compete directly for executive talent. The Committee looks at the market in two ways: as a select group of peer companies and as a broader financial services industry. From this review, the Committee generally targets total compensation—salary, short-term incentives, long-term incentives, and benefits—at the peer median, with minor deviations to reflect individual circumstances. Total compensation, as well as each component of total compensation, are benchmarked separately.
Our primary market focus is on a select group of peer companies. The Committee chose these companies, with the assistance of its compensation consultant, based on generally similar attributes of size (in terms of assets, revenues and number of employees), product offerings, and geographic scope. Our peer group has remained stable for several years, except for changes in constituent companies as a result of M&A activity, and for 2012, our peer group remained unchanged and consisted of the following companies:

• Bank of America Corporation	• PNC Financial Services Group Incorporated
• BB&T Corporation	• Regions Financial Corporation
• Fifth Third Bancorp	• US Bancorp
• KeyCorp	• Wells Fargo and Company
As a result of the ongoing developments within the financial services industry, which include consolidation, we are continually monitoring compensation actions occurring within our industry. This is important as we strive to attract, retain and motivate our executive talent. We review financial services industry compensation data from published third-party surveys of financial services companies of approximately the same asset size. The Committee uses this data, in addition to the peer group data, largely in its review of base salaries, but the Committee also uses it when making short-term and long-term incentive decisions. We do this because in some cases, the availability of relevant peer information is limited for some specific executive positions. We also do this because we may compete for the same executive talent with all financial services companies. Additionally, we believe that the integrity of our executive compensation decisions improve with additional information.
In certain cases, we look at a larger peer group. For example, we use this larger peer group to measure our relative financial performance, rather than to determine comparable amounts of compensation. In 2012, we made grants of restricted stock units which vest based upon our total shareholder return relative to the return of a larger peer group consisting of:

• BB&T Corporation	• M&T Bank Corporation
• Capital One Financial Corporation	• PNC Financial Services Group Incorporated
• Comerica Incorporated	• Regions Financial Corp.
• Fifth Third Bancorp	• U.S. Bancorp
• KeyCorp	• Wells Fargo & Company
For compensation-related matters such as target base salary, short-term incentive and/or long-term incentive levels, the Committee uses the select peer group which includes banks of varying size with whom we compete for talent. In contrast, the larger index includes some banks which operate outside of our geographic area and with whom we do not generally compete for talent. The Committee believes that its market review assists it in making executive compensation decisions that are consistent with our objectives, especially those of attracting, retaining and motivating our executive officers.
Tally Sheets and Other Data
Members of our Human Resources function regularly provide the Committee with information regarding the value of prior grants and participation in our plans. This information includes (i) accumulated gains, both realized and unrealized, under restricted stock, stock option, and other equity grants, (ii) projected payments under our retirement plans, and (iii) aggregate amounts deferred under our nonqualified deferred compensation plans. Additionally, we provide the Committee with information regarding potential payments to our executive officers under various termination events, including retirement, termination for cause and not for cause, and upon a change in control. We provide the Committee with both the dollar value of benefits that are enhanced as a result of the termination event and the total accumulated benefit. We provide similar information in the “2012 Potential Payments Upon Termination or Change in Control Table” below, except that in that table we report only the amount that is enhanced as a result of the termination event in order to not double-count compensation that we reported in previous years. By having this information, the Committee is informed of possible scenarios that involve compensation.
Say-on-Pay
The Committee attempts to balance the interests of shareholders, regulators, and other interested parties. In each of the last three years, more than 90% of the votes cast were in favor of our executive compensation. We are proud of these results and believe our shareholders support our compensation policies and programs. Due to the strong support in 2011, we did not make any changes to our compensation policies in 2012 as a result of the advisory vote.
Notwithstanding this strong support, we instituted a shareholder outreach program in 2012. Members of our Investor Relations, Corporate Secretary, and Human Resources departments spoke with approximately twenty of our largest shareholders.
Other Guidelines and Procedures Affecting Executive Compensation
Grants of Stock-Based Compensation. The Committee approves all grants of stock-based compensation to each executive officer, including each NEO, the CEO, and each of his direct reports. The Committee also approves the size of the pool of stock-based awards to be granted to other employees and delegates to the CEO the authority to make and approve specific grants to employees other than the executive officers. The Committee reviews such grants and oversees the administration of the program.
Stock-Based Compensation-Procedures Regarding Timing and Pricing of Grants. Our policy is to make grants of equity-based compensation only at current market prices. We set the exercise price of stock options at the closing stock price on the date of grant, and do not grant “in-the-money” options or options with exercise prices below market value on the date of grant. Absent special circumstances, it is our policy to make the majority of such grants at the February meeting of our Board. However, we make a small percentage of grants at other times throughout the year, mostly on the date of regularly-scheduled meetings of the full Board in connection with exceptional circumstances, such as the hiring or promotion of an executive officer, special retention circumstances, or merger and acquisition activity.
We try to make equity based grants and stock option grants at times when they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Similarly, we do not set the grant date of stock options to new executives in coordination with the release of material non-public information and, instead, these grants primarily have grant dates corresponding to the date of the February Board meeting or the next pre-selected off-cycle grant date. We chose the February meeting of our Board because it is the first meeting of the Board after we have publicly announced financial results for the completed year. This date also allows time for performance reviews following the determination of corporate financial performance for the previous year. This allows us to make grants at a time when our financial results have already become public, and when there is little potential for abuse of material non-public information in connection with stock or option grants. We believe we minimize the influence of our disclosures of non-public information on the exercise price of these long-term incentives by selecting dates well in advance and which fall several days or weeks after we report our financial results, and by setting the vesting period at one year or longer. We follow the same procedures regarding the timing of grants to our executive officers as we do for all other participants.
Recoupment of Incentive Compensation (Clawbacks)
The Committee’s practice has been to consider adjusting future awards or recovering past awards in the event of a material restatement of our financial results. The Committee strengthened this recoupment policy in 2009 to mandate recovery of any incentive compensation paid to a NEO or any of the next 20 most highly-compensated employees (as determined by TARP guidelines) based on statements of earnings, gains, or other criteria which prove to be materially inaccurate, without regard to whether there was any fault on the part of the person who received an incorrectly-calculated incentive. At the end of 2011, the Committee substantially expanded its recoupment policy in several respects. First, it extended the existing no-fault recoupment requirement to employees participating in short-term incentive plans, including Functional Incentive Plans in our various businesses, as well as long-term incentive plans. Next, it instituted a “detrimental conduct” recoupment provision in our short-term incentive and long-term incentive plans in 2012. This provision allows the Committee to recoup incentive compensation if the employee is determined to have committed certain acts which are detrimental to the Company. Finally, the Committee instituted a “loss clawback” provision in our long-term incentive awards starting in 2012. This provision provides the Committee with the discretion to recoup some or all of an unvested long-term incentive award or shares under the 1 year hold requirement, if a loss occurs in a particular line of business after taking into account the magnitude of the loss, the employee’s involvement in the loss, the employee’s performance, and any other factors deemed appropriate.
Share Ownership and Share Retention Guidelines
Although our directors and executive officers already have significant equity stakes in our company (as reflected in the beneficial ownership information contained in this Proxy Statement), we have adopted share ownership and retention guidelines for directors and for senior management to formalize these important principles of share ownership and share retention. A summary of the guidelines is provided below:

Position	Stock Ownership Guideline	Share Retention Requirement
CEO	5X Base Salary	50% retention requirement on exercised options, vested restricted stock, and vested restricted stock units for a minimum of one year
CEO’s Direct Reports	3X Base Salary	50% retention requirement on exercised options, vested restricted stock, and vested restricted stock units for a minimum of one year
We require our CEO to own SunTrust common stock worth at least five times his base salary. We require his direct reports and other specified executive officers, who include all of the NEOs, to own stock equal to three times their base salary. We allow these officers five years to meet this ownership requirement, measured from the later of the date of adoption of these guidelines or the date they became subject to the guidelines. We count unvested restricted stock and our common stock or its equivalent held in the 401(k) Plan and phantom shares in nonqualified plans. We do not count unvested performance shares, vested or unvested stock options. None of our executive officers or directors have hedged or pledged any of their shares.
In 2011, we enhanced our Share Retention Guidelines. Executives are required to retain 50% of net shares for a minimum of one year, ensuring longer term alignment with shareholder risk. Net shares means shares acquired from Company-sponsored incentive plans after payment of transaction costs, including exercise prices and income taxes, whether or not shares are actually sold to pay these exercise costs. We require these officers to retain at least 50% of the net shares acquired upon the vesting of restricted stock or restricted stock units or the exercise of an option for at least one year.
We require non-employee members of our Board to own at least 4,000 shares of our common stock. We count restricted stock, restricted stock units, and deferred or phantom stock towards this requirement. We allow members of the Board five years in which to meet this requirement, measured from the later of the date we adopted this policy or from their election to the Board. Presently, all Board members are in compliance with the guidelines as it applies to them.
Tax Considerations
We consider the tax treatment of various forms of compensation and the potential for excise taxes to be imposed on our NEOs which might have the effect of hindering the purpose of such compensation. While we do not design our compensation programs solely for tax purposes, we do design our plans to be tax efficient for us where possible and where the design does not add a layer of complexity to the plans or their administration. This requires us to consider several provisions of the Internal Revenue Code. While we endeavor to deduct compensation when feasible, the Compensation Committee has the discretion to deliver non-deductible forms of compensation.
Section 162(m). Section 162(m) of the Internal Revenue Code, as amended, provides that we may not deduct for federal income tax purposes compensation we pay in excess of $1 million for any year for our CEO and the three other highest paid executive officers (other than the CFO) at the end of such year (our “covered employees”). Similarly, Section 162(m) provides an exception for “performance based compensation” paid under a plan when the material terms of the performance goals have been approved by our shareholders within the last five years. Our shareholders approved the material terms of the performance goals under the AIP at the annual meeting held in 2010 and for the 2009 Stock Plan at our annual meetings of shareholders held in 2009 and 2011.
Section 409A. Section 409A generally governs the form and timing of nonqualified deferred compensation payments. Section 409A imposes sanctions on participants in nonqualified Deferred Compensation Plans that fail to comply with Section 409A rules, including accelerated income inclusion, an additional 20% income tax (in addition to ordinary income tax) and an interest penalty. We have amended our nonqualified Deferred Compensation Plans to comply with Section 409A or to qualify for an exemption from Section 409A.

Compensation Policies that Affect Risk Management
We use incentive compensation plans for a large number of employees in addition to our executive officers. In this section, we describe some of our policies regarding our use and management of our incentive compensation plans, and how we manage risks arising from our use of incentive compensation. We do not believe that the risks which may arise from our compensation policies and practices are reasonably likely to have a material adverse effect on us.
We Use Incentives Differently Based on Job Type. We have two primary short-term incentive plans. Our Named Executive Officers (NEOs), senior executives, most managers and certain key employees participate in the Annual Incentive Plan (AIP). These are employees with broader, company-wide and/or strategic responsibilities. This includes headquarters executives as well as leaders in various functions, such as Finance, Accounting, and Human Resources. AIP provides an annual payout if performance exceeds pre-established corporate goals and/or if pre-established divisional and personal goals are achieved. For our senior executives, these awards are based entirely or primarily on corporate performance. Awards for other employees generally are funded based on 25% corporate performance, 25% line of business or functional area (e.g., finance) and 50% based on an individual funding component that is triggered by meeting a minimum threshold of net income available to common shareholders. In 2012, we used net income available to common shareholders and tangible efficiency ratio as the metrics for corporate performance.
Other individual executives and groups of employees participate in short-term incentive plans designed to support the business objectives of the line of business in which they reside. We refer to these as functional incentive plans (FIPs). The primary purpose of FIPs are to drive employee behavior in a direction consistent with the business objectives of the unit, line of business, and the Company. These incentive plans are generally used to create a strong sales culture and are a focal point for setting and measuring performance.
We Create Different Incentive Plans for Different Jobs. We use FIPs to link employee compensation to the successful achievement of goals. We structure FIPs to drive behaviors that directly affect revenue or productivity, and use FIPs as the method for determining payouts to individuals based on qualified performance data. We had 87 different FIPs in 2012. While our FIPs have many common features and plan terms, generally they are either a commission plan, incentive plan or a bonus plan. Commission plans pay based on production less a monthly draw. Incentive plans pay based on formulas tied to new sales and revenue growth above a threshold. Bonus plans are annual discretionary awards from a pool of dollars funded through business unit profit and/or revenue performance.
How We Manage Risks Arising From Incentive Compensation. We manage risks that may arise from our incentive compensation in several ways:
Balanced Risk-Taking Incentives. We balance incentive compensation arrangements with our financial results. We review our incentive plans regularly to ensure that they do not provide incentives to take excessive or unnecessary risks.
Controls and Risk Management. We use risk-management processes and internal controls to reinforce and support the development and maintenance of our incentive compensation arrangements.
Strong Corporate Governance. We reinforce our compensation practices with strong corporate governance. We describe the active role of the Compensation Committee of our Board in the Board Committees and Compensation Discussion and Analysis sections of this Proxy Statement. Compensation Committee governance includes a report by the Chief Risk Officer on the management of risk in our incentive plans. Additionally, senior leaders (Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Human Resources Officer, and Director of Total Rewards) regularly review the effectiveness of our incentive plans.
Use of Performance Measures that Include or Adjust for Risk. We assess the effect of risk on our incentives in several ways. Under AIP, we use performance metrics which are closely correlated to shareholder return. These implicitly include an important risk focus. Under our FIPs, we use a variety of measures. We have expanded the use of risk-adjusted performance measures, such as risk-adjusted return on capital (RAROC), within the design of some of our FIPs.
Management of Risk Realization. We also utilize a variety of techniques to address risks that we may ultimately realize.
Clawbacks and Forfeitures. We have expanded our clawback and forfeiture provisions for incentive compensation plans. We discuss these in greater detail above in ”Recoupment of Incentive Compensation (Clawbacks).”

Deferred Compensation. We standardized long-term mandatory deferred cash compensation arrangements which are subject to new forfeiture provisions. We are continuing to monitor the use of deferred compensation from a competitive market perspective.
Qualified Production. Our incentive plans include language that reinforces our compliance and control policies. Examples include the exclusion of certain types of transactions or sales from commission calculations due to exceptions, the reduction in qualified production for certain types of higher risk products, and the potential to forfeit awards as a result of realized losses.
Other Changes. In 2009 the Federal Reserve published its “Guidance on Sound Incentive Compensation Policies,” which it finalized in 2010. Following the publication of the guidance, we began conducting comprehensive annual reviews of all of our incentive compensation plans with an emphasis on risk-adjusted pay for performance. These reviews confirmed the soundness of the design of our incentive plans for the most part but did identify some areas for improvement. As a result, during the last few years, we made several changes to our incentive compensation plans, the most significant of which were:
Reduced Sensitivity to Short-Term Performance. We “de-leveraged” total compensation in select positions by increasing base pay and reducing short-term incentives.
Senior Management Differentiation. We created a focus to distinguish senior leaders’ responsibility for profitability and influence on risk-taking, rather than on new production.
Expanded Use of Plan Limits. We expanded our use of plan features to limit compensation that otherwise might be paid in inappropriate situations. These include the increased use of clawback and forfeiture provisions for incentive compensation plans, mandatory long-term deferrals, and limiting payouts to qualified production.
Additionally, we added process enhancements which included:
Monitoring and Validation. We compare what incentives were paid in recent years relative to our performance and risk-related metrics.
Integration of Risk and Finance Functions. Risk and Finance representatives partner with FIP developers in the ongoing planning, design and implementation of FIPs to incorporate risk measures.

Compensation Committee Report
Compensation Discussion and Analysis
          The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.
Alston D. Correll, Chairman	Robert M. Beall, II	Jeffrey C. Crowe
Blake P. Garrett, Jr.	Kyle Prechtl Legg	David M. Ratcliffe

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock(3) Awards	Option(4) Awards	Non- Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All(5) Other Comp.	Total
William H. Rogers, Jr.	2012	$900,000	$0	$4,640,926	$1,067,399	$1,898,100	$936,365	$99,473	$9,542,263
Chairman and	2011	$816,667	$0	$4,049,535	$815,025	$982,013	$2,562,097	$47,673	$9,273,010
Chief Executive Officer	2010	$583,333	$0	$1,861,555	$0	$0	$740,289	$35,882	$3,221,059

Aleem Gillani	2012	$475,000	$140,000	$2,430,908	$347,963	$541,500	$11,332	$53,640	$4,000,343
Corporate Executive V.P.	2011	$469,259	$165,000	$455,248	$235,540	$361,790	$32,670	$38,533	$1,758,040
and Chief Financial Officer

Mark A. Chancy	2012	$600,000	$0	$2,957,491	$434,170	$752,400	$220,233	$70,479	$5,034,773
Corporate Executive V.P. and	2011	$586,667	$0	$1,703,377	$267,521	$423,399	$352,159	$35,967	$3,369,090
Wholesale Banking Executive	2010	$560,000	$0	$1,414,000	$0	$0	$187,431	$34,634	$2,196,065

Thomas E. Freeman	2012	$525,000	$0	$2,430,908	$347,963	$598,500	$83,768	$55,144	$4,041,283
Corporate Executive V.P.	2011	$508,333	$0	$1,383,303	$263,979	$338,937	$307,738	$30,037	$2,832,327
and Chief Risk Officer	2010	$475,000	$0	$1,352,000	$0	$0	$180,875	$26,599	$2,034,474

Anil Cheriyan	2012	$375,000	$0	$2,312,987	$577,711	$427,500	$0	$7,500	$3,700,698
Corporate Executive V.P.
and Chief Information Officer

(1)    We did not increase NEO salaries in 2012; however, salaries were increased 2Q 2011 and amounts for 2011 reflect blended amounts. Mr. Rogers assumed the role of Chief Executive Officer on June 1, 2011 and his base salary was increased from $700,000 to $900,000. Mr. Rogers assumed the role of Chairman of the Board effective January 1, 2012. Mr. Gillani assumed the role of Chief Financial Officer April 25, 2011 and his base salary was increased to $475,000. Mr. Chancy assumed the role of Wholesale Banking Executive on April 25, 2011 and his base salary was increased from $560,000 to $600,000. Mr. Freeman’s base salary was adjusted May 1, 2011 from $475,000 to $525,000.

(2) For Mr. Gillani, represents time-vested incentive cash awards granted in 2008 and 2009 prior to becoming an executive officer, and which vested in 2011 and 2012, respectively.

(3) For 2012, the values shown include 4-year performance-vested co-investment awards to the NEOs as follows: Mr. Rogers – $2,167,000; Mr. Gillani – $1,625,250; Mr. Chancy – $1,950,300; Mr. Freeman – $1,625,250; Mr. Cheriyan – $1,480,000. Please refer to the CD&A for additional information regarding the co-investment awards. We report all equity awards at the full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. Please refer to note 15 to our financial statements in our annual reports for the years ended December 31, 2012, 2011, and 2010, respectively, for a discussion of the assumptions related to the calculation of such values. For awards that are subject to performance conditions, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The value of the 2012 performance based RSU (TSR) awards at maximum performance were: Mr. Rogers – $1,707,596; Mr. Gillani – $556,919; Mr. Chancy – $695,607; Mr. Freeman – $556,919; Mr. Cheriyan – $274,537. The grant date fair values for the co-investment awards and RSUs (ROA) in the table above already reflect payout at maximum.

(4) Please refer to note 15 to our financial statements in our annual reports for the years ended December 31, 2012, 2011, and 2010, for a discussion of the assumptions related to the calculation of such values.

(5) Total perquisites and other personal benefits for each NEO were less than $10,000 in 2012. The amount shown as “All Other Compensation” for 2012 includes the following: (a) 401(k) Company Match (includes our matching contributions to both the 401(k) Plan and the Deferred Compensation Plan) for Mr. Rogers–$92,633; Mr. Gillani–$49,020; Mr. Chancy–$63,845; Mr. Freeman–$50,524; and Mr. Cheriyan–$7,500; and (b) supplemental disability insurance premiums for Mr. Rogers–$6,840; Mr. Gillani–$4,620; Mr. Chancy–$6,634; Mr. Freeman–$4,620; and Mr. Cheriyan–$0.

2012 GRANTS OF PLAN-BASED AWARDS
In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes awards under the Annual Incentive Plan and time vested restricted stock, performance-vested restricted stock units (including the co-investment awards) and stock option awards granted under the SunTrust Banks, Inc. 2009 Stock Plan, all of which are discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.”

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Award
			Threshold	Target	Maximum	Threshold	Target	Maximum
Rogers	AIP(1)	1/1/2012	$0	$1,665,000	$2,497,500
	RSU(2)	2/14/2012				26,004	52,796	78,800				$1,334,084
	RSU(3)	2/14/2012					52,600					$1,139,842
	NQSO(4)	2/14/2012								136,200	$21.67	$1,067,399
	Co-investment(6)	2/14/2012					100,000					$2,167,000
Gillani	AIP(1)	1/1/2012	$0	$475,000	$712,500
	RSU(2)	2/14/2012				8,481	17,219	25,700				$435,101
	RSU(3)	2/14/2012					17,100					$370,557
	NQSO(4)	2/14/2012								44,400	$21.67	$347,963
	Co-investment(6)	2/14/2012					75,000					$1,625,250
Chancy	AIP(1)	1/1/2012	$0	$660,000	$990,000
	RSU(2)	2/14/2012				10,593	21,507	32,100				$543,453
	RSU(3)	2/14/2012					21,400					$463,738
	NQSO(4)	2/14/2012								55,400	$21.67	$434,170
	Co-investment(6)	2/14/2012					90,000					$1,950,300
Freeman	AIP(1)	1/1/2012	$0	$525,000	$787,500
	RSU(2)	2/14/2012				8,481	17,219	25,700				$435,101
	RSU(3)	2/14/2012					17,100					$370,557
	NQSO(4)	2/14/2012								44,400	$21.67	$347,963
	Co-investment(6)	2/14/2012					75,000					$1,625,250
Cheriyan	AIP(1)	4/24/2012	$0	$375,000	$562,500
	RSU(2)	4/24/2012				4,181	8,488	12,669				$232,983
	RSU(3)	4/24/2012					8,446					$200,001
	RS(7)	4/24/2012							16,892			$400,003
	NQSO(4)	4/24/2012								24,692	$23.68	$192,573
	NQSO(5)	4/24/2012								49,383	$23.68	$385,138
	Co-investment(6)	4/24/2012					62,500					$1,480,000

(1)
Annual Incentive Plan. Represents award opportunity under the Annual Incentive Plan (AIP). Subject to threshold performance; refer to the Compensation Discussion and Analysis for additional information. Amounts actually earned for 2012 are reported in the Summary Compensation Table in the column, “Non-equity Incentive Plan Compensation.”

(2)
Performance Vested RSUs–Relative TSR. Performance vested restricted stock units granted under the SunTrust Banks, Inc. 2009 Stock Plan. The grant cliff vests after three years (i.e. does not vest at all until after three years) based upon our TSR measured over three years relative to the TSR of a select peer group. Awards will be denominated in and settled in shares of SunTrust common stock.

Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of SunTrust common stock and paid if and when the underlying award vests. Half of the vested net shares are subject to an additional 1-year holding period under the Share Ownership and Share Retention Guidelines.

(3)
Performance Vested RSUs–ROA. Performance vested restricted stock units granted under the SunTrust Banks, Inc. 2009 Stock Plan. Half of the grant vests after two years and half vests after three years, provided that a return on asset performance target is achieved for 2012. Failure to satisfy such performance vesting condition will result in the forfeiture of the entire award. Awards will be denominated in and settled in shares of SunTrust common stock. Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of SunTrust common stock and paid if and when the underlying award vests. Half of the vested net shares are subject to an additional 1-year holding period under the Share Ownership and Share Retention Guidelines.

(4)
Stock Options. Non-qualified stock options granted under the SunTrust Banks, Inc. 2009 Stock Plan which vest pro rata annually over three years. Half of the net shares acquired upon exercise are subject to an additional 1-year holding period under the Share Ownership and Share Retention Guidelines.

(5)	Stock Options. Mr. Cheriyan received a stock option grant of 49,383 shares that vests after two years.

(6)
Co-Investment Award. Performance vested restricted stock units granted under the SunTrust Banks, Inc. 2009 Stock Plan. Vests, if at all, upon attaining return on assets of 100 basis points for fiscal 2015. Failure to satisfy additional equity retention requirements for the 2009 stock option award (co-investment) may cause some or all of the award to be forfeited. The terms and conditions of the the February 2009 stock option awards are not impacted. Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of SunTrust common stock and paid if and when the underlying award vests. Half of the vested net shares are subject to an additional 1-year holding period under the Share Ownership and Share Retention Guidelines.

(7)	Restricted Stock. Mr. Cheriyan received a restricted stock grant of 16,892 shares that vests after two years.

EQUITY COMPENSATION PLANS
The following table provides information as of December 31, 2012 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders(1)	13,311,652	(2)	$50.15	(3)	17,941,440	(4)
Equity Compensation Plans Not Approved by Shareholders	0		0		0
Total	13,311,652		$50.15	(3)	17,941,440	(4)

(1)	Consists of the 2000 Stock Plan, the 2004 Stock Plan, and the 2009 Stock Plan, as well as other plans assumed by SunTrust in connection with certain corporate mergers.

(2)	The number of outstanding full value shares (consisting of shares of restricted stock and performance stock) is 3,686,321.

(3)	The weighted average remaining term of the outstanding options, warrants and rights is 3.57 years.

(4)
Up to 10,754,365 shares may, but need not, be granted as restricted stock. In addition, any shares of stock subject to an option which remain unissued after the cancellation, expiration or exchange of such option and any restricted shares which are forfeited again become available for use under the 2009 Stock Plan. There will be no further awards granted under the 2000 Stock Plan, the 2004 Stock Plan, or any other plans assumed through mergers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Vesting Date	Number of Shares of Stock That Have Not Vested	Market(1) Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares of Stock That Have Not Vested	Equity(1) Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested
William H. Rogers, Jr.	15,000		$54.28	2/11/2013
	18,000		$73.19	2/10/2014
	18,000		$73.14	2/8/2015
	32,000		$71.03	2/14/2016
	35,000		$85.06	2/13/2017
	88,800		$64.58	2/12/2018
	100,000		$29.54	12/31/2018
	250,000		$9.06	2/10/2019
	28,147		$29.20	4/1/2021
		45,401	$21.67	2/14/2022	2/14/2013
					3/6/2013	2,000	$56,700
		28,146	$29.20	4/1/2021	4/1/2013
					7/14/2013	2,000	$56,700
		45,400	$21.67	2/14/2022	2/14/2014			26,300	$745,605
					3/31/2014			64,024	$1,815,080
		28,146	$29.20	4/1/2021	4/1/2014
					2/14/2015			26,300	$745,605
		45,399	$21.67	2/14/2022	2/14/2015			78,800	$2,233,980
					2/14/2016			100,000	$2,835,000
Aleem Gillani		5,000	$23.70	1/14/2020	1/14/2013
					2/9/2013	3,800	$107,730
		14,801	$21.67	2/14/2022	2/14/2013
					3/31/2013			2,667	$75,609
		19,300	$32.27	2/8/2021	2/8/2014	5,100	$144,585
					2/8/2014	2,190	$62,087
		14,800	$21.67	2/14/2022	2/14/2014			8,550	$242,393
					3/31/2014			2,666	$75,581
		14,799	$21.67	2/14/2022	2/14/2015			8,550	$242,393
					2/14/2015			25,700	$728,595
					2/14/2016			75,000	$2,126,250
Mark A. Chancy	1,452		$54.28	2/11/2013
	10,000		$73.19	2/10/2014
	40,000		$73.14	2/8/2015
	45,000		$71.03	2/14/2016
	42,000		$85.06	2/13/2017
	115,000		$64.58	2/12/2018
	100,000		$29.54	12/31/2018
	200,000		$9.06	2/10/2019
	9,239		$29.20	4/1/2021
		18,467	$21.67	2/14/2022	2/14/2013
					3/31/2013	3,503	$99,310
		9,239	$29.20	4/1/2021	4/1/2013
		18,467	$21.67	2/14/2022	2/14/2014			10,700	$303,345
					3/31/2014	3,502	$99,282
					3/31/2014			21,015	$595,775
					3/31/2014			7,819	$221,669
		9,238	$29.20	4/1/2021	4/1/2014
					2/14/2015			10,700	$303,345
		18,466	$21.67	2/14/2022	2/14/2015			32,100	$910,035
					2/14/2016			90,000	$2,551,500

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Vesting Date	Number of Shares of Stock That Have Not Vested	Market(1) Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares of Stock That Have Not Vested	Equity(1) Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested
Thomas E. Freeman	18,000		$71.03	2/14/2016
	20,000		$85.06	2/13/2017
	81,400		$64.58	2/12/2018
	275,276		$9.06	2/10/2019
	9,117		$29.20	4/1/2021
		14,801	$21.67	2/14/2022	2/14/2013
		9,116	$29.20	4/1/2021	4/1/2013
		14,800	$21.67	2/14/2022	2/14/2014
		9,116	$29.20	4/1/2021	4/1/2014
					2/14/2014			8,550	$242,393
					3/31/2014			20,737	$587,894
		14,799	$21.67	2/14/2022	2/14/2015			8,550	$242,393
					2/14/2015			25,700	$728,595
					2/14/2016			75,000	$2,126,250
Anil Cheriyan		8,231	$23.68	4/24/2022	4/24/2013
					2/14/2014			4,223	$119,722
		49,383	$23.68	4/24/2022	4/24/2014	16,892	$478,888
		8,231	$23.68	4/24/2022	4/24/2014
					2/14/2015			4,223	$119,722
					2/14/2015			12,669	$359,166
		8,230	$23.68	4/24/2022	4/24/2015
					2/14/2016			62,500	$1,771,875

(1) Market value of unearned shares that have not vested is based on the closing market price on December 31, 2012 ($28.35 per share).

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table provides information concerning exercises of stock options (if any) and the vesting of restricted stock during the most recently completed year for each of the NEOs on an aggregate basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
William H. Rogers, Jr.	—	—	94,667	$2,354,588
Aleem Gillani	—	—	22,274	$530,097
Mark A. Chancy	50,000	$911,315	52,941	$1,283,765
Thomas E. Freeman	—	—	68,182	$1,626,046
Anil Cheriyan	—	—	—	—

(2) The amount represents the sum of restricted stock and performance based restricted stock units that vested during the fiscal year. It also includes restricted stock units that vested but are not transferable for Mr. Rogers and Mr. Freeman. Restricted stock vesting: Mr. Rogers–$1,527,549; Mr. Gillani–$379,081; Mr. Chancy–$1,198,425; Mr. Freeman–$1,374,763, Mr. Cheriyan-$0. Restricted stock units vesting: Mr. Rogers–$827,039; Mr. Gillani–$151,016; Mr. Chancy–$85,340; Mr. Freeman–$251,283, Mr. Cheriyan-$0.

2012 PENSION BENEFITS TABLE

SunTrust provides its employees with certain pension benefits. These benefits were frozen at the end of 2011. As a result, beginning on January 1, 2012, pension benefits do not increase to reflect salary increases or service after December 31, 2011. Service will continue to be recognized only for the purposes of vesting and eligibility requirements for early retirement, and unvested participants may continue to accumulate service towards vesting in their frozen benefits. The net present value of the frozen benefit changes slightly from year to year as a result of increased age and changed mortality assumptions, interest rates, and with respect to cash balance plans, interest accruals.
Personal Pension Accounts. Previously, on January 1, 2008, we froze all benefits under prior plans’ benefit formulas and shifted to cash balance formulas. Participants with at least 20 years of service elected either (i) to continue to accrue benefits under a traditional pension formula at a lower accrual rate, or (ii) to participate in a new cash balance personal pension account (PPA). The only NEO who met these criteria was Mr. Rogers. Participants with less than 20 years of service will receive their frozen accrued benefit under the traditional pension formula as of December 31, 2007 plus their account balance under the PPA. New participants after 2007 participated only in the PPA. On January 1, 2012, compensation credits under the PPAs ceased, although balances under the PPAs continue to accrue interest until benefits are distributed, and service will continue to be recognized for vesting and eligibility requirements for early retirement.
Policies on Age and Service Credit. As a general rule, we do not grant extra years of service under our qualified or nonqualified plans. Exceptions may occur, however, in the case of mergers and acquisitions. We generally credit employees of acquired institutions for their prior service with their predecessor employer for purposes of vesting and eligibility to participate in our plans. We do not, however, normally credit prior service for purposes of benefit accrual, especially for pension purposes and retiree health, except where a merged or acquired company maintained a plan substantially similar to a SunTrust plan. In that case, we may grant prior service credit with an offset of the other plan benefit or, otherwise, we may apportion service to each benefit formula under which the service is earned. Pursuant to our CIC agreements, we would provide additional age and service credit to our executives upon a change in control followed by the termination of the executive without cause or by the executive for good reason. In that case, age and service in nonqualified and welfare plans would be increased by either two or three years following such termination. In addition, our Supplemental Executive Retirement Plan (“SERP”) provides automatic vesting following a change of control and upon a participant’s termination of employment for good reason or our termination of the executive’s employment without cause following our change in control (double trigger).
Benefits Available Upon Early Retirement. Most of our pension plans provide for a reduced benefit upon early retirement (retirement prior to “normal retirement age”). Normal retirement age under the SunTrust Retirement Plan and the SunTrust ERISA Excess Plan is age 65 with at least five years of service. Normal retirement age under the SunTrust SERP is age 65 with at least ten years of service. These early retirement reductions apply to accrued benefits that were frozen as of December 31, 2007 in connection with the retirement plan changes and to those who are eligible to continue accruing benefits under the 1% base pay formula. Benefits under the SunTrust Retirement Plan, the SunTrust ERISA Excess Plan, and the SunTrust SERP are reduced 5% per year for each year prior to age 65 (unless hired by SunTrust prior to July 1, 1990, in which case the reduction applies only for retirement prior to age 60).
Form of Benefits. The normal form of benefit under the SunTrust Retirement Plan is a life annuity for an unmarried participant and a 50% joint and survivor annuity for a married participant, and a lump sum under the SunTrust ERISA Excess Plan and the SunTrust SERP. A participant may elect any optional payment forms including a 75% or 100% Joint and Survivor Annuity, and, with the spouse’s written consent, if applicable, a 10-year or 20-year certain and life annuity, and a social security adjustment option, provided that these comply with Section 409A. Payment of benefits accrued and vested after 2004 from the nonqualified retirement plans may be delayed for up to six months after a participant’s separation from service because of restrictions under Section 409A of the Internal Revenue Code.

Name	Plan Name	Status	Number of Years Credited Service	Present Value(1) of Accumulated Benefit	Payments During Last Fiscal Year
William H. Rogers, Jr.	SunTrust Retirement Plan(2)	vested	31.50	$1,005,413	$0
	SunTrust ERISA Excess Plan(3)	vested	31.50	$915,122	$0
	SunTrust SERP(4)	not vested	31.50	$4,852,515	$0
Aleem Gillani	SunTrust Retirement Plan(2)	vested	4.667	$56,124	$0
	SunTrust ERISA Excess Plan(3)	vested	4.667	$50,107	$0
	SunTrust Restoration Plan(5)	not vested	4.667	$9,015	$0
Mark A. Chancy	SunTrust Retirement Plan(2)	vested	10.500	$143,111	$0
	SunTrust ERISA Excess Plan(3)	vested	10.500	$113,277	$0
	SunTrust SERP(4)	not vested	10.500	$871,878	$0
Thomas E. Freeman	SunTrust Retirement Plan(2)	vested	6.000	$103,687	$0
	SunTrust ERISA Excess Plan(3)	vested	6.000	$90,527	$0
	SunTrust SERP(4)	not vested	6.000	$489,164	$0
Anil Cheriyan	N/A		N/A	N/A	N/A
(1) Present values are based on the assumptions as used in the financial disclosures for the year ended December 31, 2012, except that no pre-retirement death, termination, or disability is assumed. These results are based on the lump sum value of each benefit payable at the earliest unreduced retirement age for the Plan. Lump sum payments are estimated based on the assumptions used for year-end 2012 financial disclosures, including a discount rate of 3.90% for the SERP and the ERISA Excess Plan, and 4.10% for the Retirement Plan, and the 2013 IRS 417(e) mortality table.

Where applicable, PPA balances are included. PPA balances are accumulated with interest credits to the earliest unreduced retirement age and then discounted to December 31, 2012 based on the interest crediting rate and discount rate assumptions used for financial reporting purposes as of December 31, 2012.

Generally, benefits are assumed to commence at the plan’s earliest unreduced retirement age, or the current age if later. For the ERISA Excess Plan and SunTrust Retirement Plan, the earliest unreduced retirement age is either 65 (Messrs. Chancy, Freeman, and Gillani) or 60 (Mr Rogers). For the SERP (Messrs. Chancy, Freeman, and Rogers), the earliest unreduced retirement age is the same as that for the ERISA Excess Plan. For the Restoration Plan (Mr. Gillani), benefits first become payable at vesting, which occurs at age 60 and 10 years of service. The present value at the expected retirement age is discounted back to December 31, 2012 with interest only, using the discount rates mentioned above.

(2) The SunTrust Retirement Plan is a defined benefit pension plan. It is a tax-qualified, broad-based plan generally available to almost all of our common law employees as of the date the plan was frozen. Benefits vest after three years’ service.

(3) The purpose of the SunTrust ERISA Excess Plan is to provide benefits that would have been provided under the SunTrust Retirement Plan if the Internal Revenue Code did not place annual limits on compensation and benefits. Participation in this plan was limited to executives at certain grade levels who are designated as eligible by the Compensation Committee. The ERISA Excess Plan generally operates in the same manner as the SunTrust Retirement Plan and uses the same benefit formulas based on actual service and base salary (but limited under the ERISA Excess Plan to two times the annual compensation limit under the Internal Revenue Code, which is two times $245,000, resulting in a base salary limit of $490,000 for 2011, the last year of benefit accruals under the plan). Benefits vest after three years’ service.

(4) The SunTrust Supplemental Executive Retirement Plan (SERP) was designed to provide a targeted level of post-retirement income to a highly select group of key executives who have a significant impact on our long-term growth and profitability. The SERP benefit supplements the retirement benefits provided under the SunTrust Retirement Plan and the ERISA Excess Plan. The SERP delivers more competitive levels of total retirement income to our executives and aids in the retention of critical executive talent. Benefits vest at age 60 plus 10 years’ service.

(5) On December 31, 2010, the Company adopted the SunTrust Restoration Plan effective January 1, 2011. The SunTrust Restoration Plan is a nonqualified defined benefit cash balance plan designed to restore benefits to certain employees that are limited under provisions of the Internal Revenue Code which are not otherwise provided for under the ERISA Excess Plan. Participation in this plan was limited to executives at certain grade levels who are designated as eligible by the Compensation Committee. The benefit formula under the SunTrust Restoration Plan is the same as the PPA under the Retirement Plan. Benefits vest at age 60 plus 10 years’ service. As with the Retirement plan and the ERISA Excess Plan, benefits under the SERP and the Restoration Plan were frozen January 1, 2012.

2012 NONQUALIFIED DEFERRED COMPENSATION TABLE

The table below provides information with respect to the SunTrust Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer up to 50% of their eligible salary (eligible salary includes basic earnings (hourly or salary) plus overtime, shift differential, and vacation pay) and up to 90% of certain bonuses, including the AIP. A hypothetical account is established for each participant who elects to defer, and the participant selects investment fund options which generally are the same funds available to 401(k) plan participants. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The normal form of payment is a lump sum, payable in the first quarter of the year following a participant’s termination of employment. Installment distributions may be elected provided the participant complies with the election and timing rules of Section 409A. Hardship withdrawals are allowed for an extreme financial hardship, subject to the approval of the plan administrator.

Participant deferrals to the Deferred Compensation Plan are matched at the same rate as provided in the 401(k) plan. The matching contributions are made on eligible salary and/or bonus that exceed the federal limit of $250,000 in 2012. Participants hired on or after January 1, 2011 will vest after two years of service. Beginning in 2012, participants will also be eligible to receive a discretionary contribution following the end of each plan year, dependent on the prior year’s financial performance. We will make such a discretionary contribution in the first quarter of 2013 equal to 2% of eligible employees’ earnings in excess of the federal limit on compensation.
The Deferred Compensation Plan also has frozen account balances attributable to similar plans previously maintained by SunTrust and Crestar. Amounts in frozen accounts and in matching accounts that are invested in phantom shares of our common stock may be moved to other funds. Benefits may be distributed to active employees only in the event of a hardship. Benefits are also distributable in the first quarter of the calendar year following retirement, death or other termination of employment.

Name	Executive(1) Contributions in Last FY	Registrant(2) Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate(3) Balance at Last FYE
William H. Rogers, Jr.	$108,000	$65,383	$93,381	$0	$895,663
Aleem Gillani	$96,108	$34,020	$89,490	$0	$672,553
Mark A. Chancy	$42,000	$36,595	$41,469	$0	$799,067
Thomas E. Freeman	$116,234	$35,524	$38,966	$0	$369,594
Anil Cheriyan	$66,667	$7,500	$1,867	$0	$76,034

(1) Reflects the aggregate amount of pay deferred to such plans by each NEO during 2012.
(2) Reflects the Company’s aggregate contributions on behalf of each NEO during 2012. This amount generally is limited to our matching contributions on participant salary deferrals to the Deferred Compensation Plan and participant AIP to the Deferred Compensation Plan. We also make matching contributions to the 401(k) plan, but we do not include our contributions to it in this table since that plan is tax qualified. We include our matches for all plans in the “All Other Compensation” column of the Summary Compensation Table, above.

(3) Reflects the total balance of all of the executive’s nonqualified account balances as of December 31, 2012. Includes the following amounts that each NEO deferred which we also report in the Summary Compensation Table for 2012 or in any prior year: Mr. Rogers–$324,855; Mr. Gillani–$65,263; Mr. Chancy–$445,066; Mr. Freeman–$68,792; and Mr. Cheriyan - $0.

2012 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, death, disability or a constructive termination of an NEO, or a change in control or a change in an NEO’s responsibilities. Such amounts are estimates to be paid under hypothetical circumstances and under the terms of agreements now in existence. As required by the SEC, we have assumed that employment terminated on December 31, 2012, and that the price per share of our common stock is the closing market price as of that date, which was $28.35. Actual payments in such circumstances may differ for a variety of reasons. The amounts reported below do not include amounts to be provided to an NEO under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the table below does not include amounts reported in the pension benefits table, the deferred compensation table, or the outstanding equity awards at year-end table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.
Salary. None of our NEOs has an employment agreement which guarantees them employment for any period of time. Therefore, we would only make post-termination payments of salary or severance to an NEO under our broad-based severance policy in the event of a reduction-in-force or other termination by us without cause or pursuant to a CIC Agreement. Under the SunTrust Severance Pay Plan, which applies to all regular employees, we will pay to the NEOs two weeks’ base salary per year or partial year of service, subject to minimum and maximum amounts that vary by grade level. For all NEOs, the minimum severance is 26 weeks’ and the maximum severance is 52 weeks’ pay. We pay such amounts in anticipation of unemployment, and not as a reward for past service. Payment is triggered upon a termination of employment as a result of reduction-in-force, job elimination, consolidation, merger, or re-organization (other than a change in control). Severance is paid as a lump sum, usually within 15 business days after termination. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive.
We have entered into change in control (CIC) agreements with our senior management, including each of our NEOs, pursuant to which we would pay certain benefits. These have a so-called “double trigger,” meaning we would make payments only upon a change in control and only if we terminate an executive without “cause” or the executive resigns for “good reason.” We will pay an amount up to 2 times (3 times for certain officers) the sum of (1) the highest annual base salary for the previous 12 months, and (2) the greater of the target annual bonus to be paid under the AIP or the average AIP bonus paid to the executive over the preceding three years. We would pay such amount in a lump sum within 30 days following such a termination. In addition, upon such triggering event, all outstanding stock options would vest immediately and all restrictions on restricted stock and performance stock would lapse. We will pay the executives’ pro rata AIP award as of the termination date based on the higher of target or the projected bonus based on the number of days completed during the performance period. We will also provide the executive with continuing coverage under our medical, dental and life insurance plans for 2 or 3 years following the change in control date. Finally, for NEOs with CIC Agreements made prior to October 2010 (grandfathered participants), the CIC Agreements require us to reimburse certain taxes if any of the foregoing benefits trigger the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code. CIC agreements made since October 2010 do not include such a provision; instead, in the event a payment to the executive in connection with termination of employment which would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, such payment would be reduced to the extent necessary to avoid such excise tax. All of such benefits are conditioned upon the executive providing us with a release of all claims and agreeing to non-competition, non-solicitation-of-customers and employees, non-disclosure, and non-disparagement restrictions for up to three years.
Accelerated Vesting of Short-Term Incentives. The AIP has an annual performance measurement period which ends on the last day of our fiscal year. SEC regulations require us to assume that a change in control occurs on the last day of our most recently completed fiscal year. As a result, AIP would pay out based on the achievement of AIP goals for the completed year, and we would not enhance such payment regardless of the circumstances of the termination of the executive. Upon a change in control that occurred on a date other than the last day of our fiscal year, generally we would make only a pro rata payment to AIP participants for the partial year up to the date of a change in control.
Accelerated Vesting of Long-Term Incentives. We have provided long-term incentives to our NEOs through performance and time-vested restricted stock and stock options. Terms of accelerated vesting for various long-term grants upon various termination scenarios are described below. Long-term incentive awards made in certain years to retirement-eligible individuals may continue to vest after retirement, but remain subject to forfeiture during the normal vesting and/or performance period set forth in the award after retirement if the participant fails to perform non-competition, non-solicitation, non-disclosure, non-pirating, and non-disparagement covenants included within each award agreement.
Time Vested Stock Options and Restricted Stock. Stock options and restricted stock grants generally vest in full on the 3rd anniversary (vesting date) of the grant date, provided the executive has remained an active employee from the grant date through the vesting date. Stock option grants made since 2011 vest pro rata annually (that is, one-third vests on each anniversary of grant). Unvested stock options and restricted stock grants vest in full upon an NEO’s termination of employment by reason of death or disability. Upon a change in control followed by termination of the executive’s employment by us “without cause” or by the executive for “good reason,” these grants normally would also vest in full. They also vest pro rata if we terminate the executive by a reduction-in-force prior to the vesting date. Upon termination of employment under any other circumstances, the executive forfeits his unvested stock options and restricted stock, and even though he may be vested in his stock options, the executive forfeits any that are outstanding if he is terminated for cause. We calculated the value of options which vest pro rata upon termination by multiplying a prorated number of shares times the difference between the closing price of our common stock on December 31, 2012 of $28.35 and the exercise price of the options. Where the exercise price is greater than the closing price on the last day of the fiscal year, we disclose zero value. For restricted stock, we calculated the value by using our stock price on December 31, 2012 of $28.35.
Performance Vested Restricted Stock Units. Generally, following a change in control, performance vested restricted stock awards accelerate and will be paid immediately. The amount paid varies depending on performance up to the time of the change in control. A prorated amount will be paid for the portion of the award from the beginning of the performance cycle to the date of the change in control based on actual performance up to the date of the change in control, and a second prorated amount will be paid for the portion of the award from the change in control until the end of the performance period based on target performance.

Performance Stock (Time Vested). Mr. Rogers is the only NEO with an outstanding performance stock grant. Performance stock generally vests on the earlier of the grantee’s attainment of age 64 or the 15th anniversary of the grant. Generally, upon the grantee’s death or disability or a change in control, these shares will vest in full and be distributed.
Retirement Plans. Benefits under the Retirement Plan and ERISA Excess Plan vest after three years of service, and under the Restoration Plan and the SunTrust SERP at age 60 with ten years of service. Once vested, employees are entitled to pension benefits upon termination of employment. All of our NEOs are vested in their SunTrust Retirement Plan and ERISA Excess Plan benefits other than Mr. Cheriyan, who does not participate in these plans because he joined SunTrust after we froze those plans. The benefits under these plans are not enhanced upon any termination.
The only enhancement to retirement benefits occurs under the SERP for unvested participants in the event of a change in control. Messrs. Rogers, Chancy and Freeman are not vested in their SERP benefits. We froze the SERP to new participants before Messrs Gillani and Cheriyan were eligible to participate. Following a change in control, if we terminate without cause, an NEO who participates in the SERP (Messrs. Rogers, Chancy and Freeman) and who is not vested in the SERP, would become immediately vested in his SunTrust SERP.
In the event that an NEO becomes disabled on a long-term basis, his employment would not necessarily terminate. Therefore, we do not disclose any amount in the table below for the retirement plans. However, once disabled, the executive officer might continue to accrue service (vesting) credit under these plans, and we report the net present value of such enhancements as of the end of our most recently-completed year in the footnotes to the table below.
The SunTrust Retirement Plan, the SunTrust ERISA Excess Plan, the SunTrust SERP, and the SunTrust Restoration Plan were each amended effective January 1, 2012 to cease all future benefit accruals (Pension Freeze). As a result, the traditional pension benefit formulas (final average pay formula) do not reflect salary increases or service after December 31, 2011, and compensation credits under the Personal Pension Accounts (cash balance formula) will cease. However, interest credits under the Personal Pension Accounts will continue to accrue until benefits are distributed and service will continue to be recognized for vesting and eligibility requirements for early retirement.

2012 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Executive Benefits and Payments upon Termination	Voluntary		Involuntary Not for Cause		For Cause	Involuntary Or Good Reason (CIC)	Death		Disability
William H. Rogers, Jr.
Severance	$0		$900,000		$0	$5,130,000	$0		$0
Long-Term Incentives	$0		$487,994	(1)	$0	$9,367,356	$3,274,649	(4)	$3,274,649	(4)
Retirement Plans(2)	$0	(3)	$0		$0	$6,403,203	$0		$0	(5)
Other Benefits(6)	$0		$0		$0	$12,678,662	$0		$0
Aleem Gillani
Severance	$0		$237,500		$0	$1,900,000	$0		$0
Long-Term Incentives	$0		$719,005	(1)	$0	$4,234,383	$2,091,522		$2,091,522
Retirement Plans(2)	$0		$0		$0	$0	$0		$0
Other Benefits(6)	$0		$0		$0	$2,653,381	$0		$0
Mark A. Chancy
Severance	$0		$553,846		$0	$3,780,000	$0		$0
Long-Term Incentives	$0		$495,271	(1)	$0	$5,451,744	$2,845,782		$2,845,782
Retirement Plans(2)	$0		$0		$0	$1,123,437	$0		$0	(5)
Other Benefits(6)	$0		$0		$0	$5,867,153	$0		$0
Thomas E. Freeman
Severance	$0		$262,500		$0	$2,100,000	$0		$0
Long-Term Incentives	$0	(3)	$302,208	(1)	$0	$4,223,523	$2,055,830		$2,055,830
Retirement Plans(2)	$0		$0		$0	$392,568	$0		$0	(5)
Other Benefits(6)	$0		$0		$0	$3,455,214	$0		$0
Anil Cheriyan
Severance	$0		$250,000		$0	$1,750,000	$0		$0
Long-Term Incentives	$0		$351,391	(1)	$0	$3,208,955	$1,065,641		$1,065,641
Retirement Plans(2)	$0		$0		$0	$0	$0		$0
Other Benefits(6)	$0		$0		$0	$36,564	$0		$0

(1) Reflects vesting of outstanding awards pro rata through the date of termination.
(2) Except where indicated, the NEOs would not receive any enhanced payments under the retirement plans as a result of the termination trigger. We disclose the amounts related to the retirement plans and the plans in which each NEO participates in the Pension Benefits and the Nonqualified Deferred Compensation Tables and accompanying narratives and notes.
(3) Messrs. Rogers and Freeman were retirement eligible on December 31, 2012. If they had retired on such date, their outstanding awards would not have vested. Therefore, we report zero value in the table above. However, their awards will vest in the future if they perform certain non-competition, nondisclosure, and non-disparagement covenants following their retirement through the end of the respective vesting periods. The value of such awards were $9,361,292 and $4,258,289 at December 31, 2012, assuming eventual payout of performance awards based on the maximum performance level.

(4) For Mr. Rogers includes $113,400 representing an unvested performance stock granted in 1998 valued on December 31, 2012 using the closing stock price of $28.35.
(5) Had any of our NEOs become disabled on December 31, 2012 they would not have been eligible for a benefit to commence immediately. However, they may maintain disability leave employment and could eventually vest into any unvested benefits shown in the 2012 Pension Benefits Table.
(6) Other Benefits would include disability payments, benefit continuation payments under applicable CIC agreements and/or tax gross-ups under applicable CIC agreements, if applicable.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2)

RESOLVED, that the holders of common stock of SunTrust Banks, Inc. approve the compensation paid to the Company’s named executive officers as described in the Compensation Discussion and Analysis (at pages 20-36 of this Proxy Statement), the Summary Compensation Table (at pages 37 of this Proxy Statement), and in the other executive compensation tables and related discussion (which appear at pages 38-47 of this Proxy Statement).

We believe that our compensation policies and procedures are competitive and, to the extent permitted by banking regulations, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The resolution described above, commonly known as a “Say–on–Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.
We encourage you to closely review our Compensation Discussion and Analysis and the tabular and narrative disclosure which follows it. We organized the Compensation Discussion and Analysis to discuss each element of compensation, beginning with direct compensation (base salary, short-term incentives, and long-term incentives) and ending with indirect, long-term compensation (retirement benefits). In that section, we also discuss our policies and other factors, such as financial and regulatory constraints, which affect our decisions or those of our Compensation Committee.
In many cases, we are required to disclose in the executive compensation tables accounting or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.
Our required disclosures of non-cash items such as stock options and restricted stock granted in 2012 do not fully encompass some important steps we have taken over the past several years to better align pay with performance . In particular:

•	No bonus or annual cash incentive was paid to the persons who were our NEOs in 2008, 2009 or 2010.

•
In 2009, we tied the vesting of approximately one-half of the long-term incentives awarded to our NEOs to our total shareholder return relative to the 25 largest bank holding companies. However, because our relative total shareholder return did not meet the minimum performance requirements under the plan, the NEOs forfeited these grants when they vested December 31, 2011.

•
In 2010, we tied the grant of all of the long-term incentive awarded to our NEOs to our performance, including total shareholder return relative to the 25 largest bank holding companies and other metrics.

•	In 2011, upon exit from TARP, we increased the proportion of total direct compensation that is at risk by tying 75% of the long-term incentive awarded to our NEOs to our performance.

•	In 2012, an average of 80% of NEO target compensation is at risk. This includes the Annual Incentive Plan, performance based RSUs and stock options.
Your vote is advisory and will not be binding upon our Board. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements, and our current intention is to provide such an advisory vote annually. This advisory vote is provided pursuant to the Securities Exchange Act.
The Board of Directors Recommends that the Shareholders vote FOR the approval of the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis, in the Summary Compensation Table, the Summary Compensation Table, and in the other executive compensation tables and accompanying narrative and footnote disclosures of executive compensation in this Proxy Statement.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2012 and 2011 respectively and fees billed for other services it rendered during those periods.

	(in millions)
Year Ended December 31	2012	2011
Audit Fees(1)	$6.98	$6.96
Audit Related Fees(2)	$2.40	$2.10
Tax Fees(3)	$.38	$.35
All Other Fees(4)	$.03	$.03
Total	$9.80	$9.44

(1)
Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements, review of periodic reports and other documents filed with the SEC, including the quarterly financial statements included in Forms 10-Q, statutory audits or financial audits of subsidiaries, and services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)
Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, service organization control reports, audits of our benefit plans, audits of certain investment funds advised by SunTrust subsidiaries, and accounting consultations regarding the application of GAAP.

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered by the auditor for tax compliance and return assistance (IRS, state and local), tax advice and tax planning.

(4)	All Other Fees represents costs for an annual cash management survey.
The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy for Pre-approval of Independent Auditor Services
The Audit Committee of the Board of Directors is required to pre-approve all audit and non-audit services provided by our independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee.

RATIFICATION OF INDEPENDENT AUDITOR
(Item 3)
Our auditors are appointed annually by the Audit Committee. The decision of the Audit Committee is based on a review of the qualifications, independence, past performance and quality controls of the auditor. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with our internal audit, as well as the estimated audit fees for the coming year. Management considers Ernst & Young LLP to be well qualified.
The Audit Committee has appointed Ernst & Young LLP as our independent auditor for the current year, which ends December 31, 2013, subject to ratification by a majority of the shares represented at the Annual Meeting. In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Ernst & Young LLP, it is contemplated that the appointment of Ernst & Young LLP will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select other auditors for the following year.
Representatives of Ernst & Young LLP (our independent auditor for the current year as well as for the most recently completed year) are expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.
The Board of Directors Recommends that the Shareholders Vote FOR the Appointment of Ernst & Young LLP as our Independent Auditor.

AUDIT COMMITTEE REPORT

          The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2012 with management and with Ernst & Young LLP, the independent auditor for the year ended December 31, 2012. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The discussions with Ernst & Young LLP also included the matters required by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence. The Audit Committee discussed the independence of Ernst & Young LLP with Ernst & Young LLP.

          Based on the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP and the Audit Committee’s discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2012 be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of SunTrust’s Board of Directors.

Thomas R. Watjen, Chairman	Robert M. Beall, II	Kyle Prechtl Legg
William A. Linnenbringer	G. Gilmer Minor, III	Donna S. Morea
Phail Wynn, Jr.

STOCK OWNERSHIP OF CERTAIN PERSONS
Stock Ownership of Directors, Nominee, and Management
The following table sets forth the number and the percentage of shares of our common stock that were beneficially owned as of December 31, 2012 by (i) the executive officers named in the 2012 Summary Compensation Table, (ii) all current directors and persons nominated to become directors, (iii) all current directors and executive officers as a group, and (iv) all persons known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of our common stock. Also, as of December 31, 2012, none of our directors or executive officers beneficially owned any shares of our preferred stock. Except as otherwise indicated, each director or executive officer possessed sole voting and investment power with respect to all shares set forth opposite his or her name.

Name	Common(1) Stock	Options(2) Exercisable Within 60 Days	Total Beneficial Ownership	Percent(3) of Class	Additional(4) Ownership
Robert M. Beall	21,832		21,832	*
Mark A. Chancy(5)	67,054	579,705	646,759	*	9,247
Anil Cheriyan(6)	16,892	16,461	33,353	*
Alston D. Correll	146,764		146,764	*	27,667
Jeffrey C. Crowe	19,032		19,032	*
Thomas E. Freeman(7)	55,918	418,592	474,510	*	8,356
Blake P. Garrett, Jr.(8)	151,315		151,315	*
Aleem Gillani(9)	82,081	19,800	101,881	*	6,318
David H. Hughes(10)	76,072		76,072	*
M. Douglas Ivester	100,000		100,000	*	57,636
Kyle Prechtl Legg	14,996		14,996	*
William A. Linnenbringer	13,232		13,232	*
G. Gilmer Minor, III	42,296		42,296	*
Donna S. Morea	5,068		5,068	*
David M. Ratcliffe	20,000		20,000	*	11,504
Frank W. Scruggs				*
Thomas R. Watjen	10,632		10,632	*
Phail Wynn, Jr.	17,611		17,611	*	14,399
William H. Rogers, Jr.(11)	111,247	365,346	476,593	*	23,036
All Directors, Nominees, and Executive Officers as a Group (24 persons)	1,174,174	1,860,711	3,034,885	*	161,125

Principal Shareholder

BlackRock, Inc.(12) 40 East 52ndStreet New York, NY 10022	30,384,234	30,384,234	5.62%

*	Less than 1% of the outstanding shares of our common stock.

(1)
Includes certain phantom stock deemed equivalent to common stock under SEC Rule 13d-3. A number of our directors and executive officers participate in plans that are accounted for using phantom shares of our common stock. They have either received awards or deferred the receipt of fees payable to them, with their ultimate payout determined as if such awards or deferred fees had been invested in shares of our common stock. Amounts reported include phantom shares credited under the Crestar Financial Corporation Directors’ Equity Program and gain share accounts under the NCF Deferred Compensation Plan.

(2)	Pursuant to SEC Rule 13d-3, persons are deemed to beneficially own shares that are the subject of stock options or stock equivalents exercisable within 60 days.

(3)
Based on 538,965,757 shares of our common stock outstanding on December 31, 2012, plus an aggregate of 1,762,861 shares that are the subject of stock options exercisable within 60 days following such date or phantom stock in accordance with SEC Rule 13d-3.

(4)
Represents certain phantom stock not deemed equivalent to common stock under SEC Rule 13d-3. A number of our directors and executive officers participate in plans that are accounted for using phantom shares of SunTrust common stock. They have either received awards or deferred the receipt of fees or salary payable to them, with their ultimate payout determined as if such awards or deferred pay had been invested in shares of SunTrust common stock. Amounts reported include phantom shares credited under the SunTrust Deferred Compensation Plan, the SunTrust Directors Deferred Compensation Plan, and restricted stock units granted under the SunTrust 2004 Stock Plan and the SunTrust 2009 Stock Plan.

(5)	Includes 1,265 shares held for the benefit of Mr. Chancy under SunTrust’s 401(k) Plan. Includes stock options with exercise prices ranging from $9.06 to $85.06.

(6)	Includes stock options with an exercise price of $23.68.

(7)	Includes 626 shares held for the benefit of Mr. Freeman under SunTrust’s 401(k) Plan. Includes stock options with exercise prices ranging from $9.06 to $85.06.

(8)
Includes 49,679 shares held in custodial accounts for the benefit of Mr. Garrett’s children, 5,399 shares held for the benefit of Mr. Garrett’s grandchildren, 348 shares owned by a corporation, and 31 shares held in trust for the benefit of an immediate family member. Also includes 962 shares owned by a family limited partnership, over which shares Mr. Garrett shares voting and investment power.

(9)
Includes 2,600 shares held in custodial accounts for family members, for which Mr. Gillani disclaims beneficial ownership, and 3,500 shares in a trust for the benefit of Mr. Gillani’s family members. Also includes 6,691 shares held for the benefit of Mr. Gillani under SunTrust’s 401(k) Plan.

(10)
Includes 16,799 shares owned by Mr. Hughes’ spouse, who has sole voting and investment power over such shares, and 800 shares owned by trusts, over which he has shared voting power. Mr. Hughes disclaims beneficial ownership of the shares owned by his spouse and by such trusts.

(11)	Includes 7,768 shares held for the benefit of Mr. Rogers under SunTrust’s 401(k) Plan. Includes stock options with exercise prices ranging from $21.67 to $85.06.

(12)	Based solely upon our review of a Schedule 13G filed by the shareholder which provides information as of December 31, 2012.

SUNTRUST

IMPORTANT ANNUAL MEETING INFORMATION

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- Go to **www.investorvote.com/STI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Shareholder Meeting Notice

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Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.investorvote.com/STI

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.investorvote.com/STI**.

Step 2: Click on the icon on the right to view current meeting materials.

Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 12, 2013 to facilitate timely delivery.

C O Y

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Notice of Annual Meeting of Shareholders & Admission Ticket

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3:

THIS IS NOT A PROXY CARD. To vote your shares on a proxy card, you must request that a paper copy of the proxy materials be mailed to you by following the instructions at the bottom of this page. If you wish to attend and vote at the meeting, please bring this notice and identification with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.
If you request an email copy of current materials, you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.investorvote.com/STI.** Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials SunTrust Banks, Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 12, 2013.

01KV5F

SunTrust

IMPORTANT ANNUAL MEETING INFORMATION

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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 23, 2013.

Vote by Internet

- Go to **www.investorvote.com/STI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

+

Directors recommend voting FOR all nominees:

1. Proposal to elect as Directors to serve until the Annual Meeting of Shareholders in 2014.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Robert M. Beall, II	☐	☐	☐	06 - Kyle Prechtl Legg	☐	☐	☐	11 - Frank W. Scruggs	☐	☐	☐
02 - Alston D. Correll	☐	☐	☐	07 - William A. Linnenbringer	☐	☐	☐	12 - Thomas R. Watjen	☐	☐	☐
03 - Jeffrey C. Crowe	☐	☐	☐	08 - Donna S. Morea	☐	☐	☐	13 - Dr. Phail Wynn, Jr.	☐	☐	☐
04 - David H. Hughes	☐	☐	☐	09 - David M. Ratcliffe	☐	☐	☐				
05 - M. Douglas Ivester	☐	☐	☐	10 - William H. Rogers, Jr.	☐	☐	☐				

Directors recommend voting FOR proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain
2. Advisory approval of the Company's executive compensation.	☐	☐	☐	3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for 2013.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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01KV3D

2013 Annual Meeting Admission Ticket
SUNTRUST BANKS, INC. SHAREHOLDERS
April 23, 2013 at 9:30 a.m. Local Time
Suite 105 on the 1st floor of SunTrust Plaza Garden Offices
303 Peachtree Center Avenue
Atlanta, Georgia

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — SUNTRUST BANKS, INC.

Annual Meeting of Shareholders to be held April 23, 2013.
This Proxy is Solicited by the Board of Directors.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 11, 2013 and a copy of the SunTrust Banks, Inc. 2012 Annual Report, hereby appoints Raymond D. Fortin and Aleem Gillani, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of the Common Stock of SunTrust Banks, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 23, 2013, at 9:30 a.m. local time, in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, and at any adjournments thereof, upon the matters described on the reverse hereof and in the accompanying Proxy Statement dated March 11, 2013, and upon any other business that may properly come before such Annual Meeting or any adjournments thereof, unless otherwise specified herein.

The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2013 Annual Meeting of Shareholders and any adjournment or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

(Continued on the other side)

C Authorized Signatures — This section must be completed for your vote to be counted — Date and sign below.

IMPORTANT: Please date and sign this Proxy exactly as your name or names appears hereon; if shares are held jointly, all joint owners must sign. An executor, administrator, trustee, guardian, or other person signing in a representative capacity must give his or her full title. A corporation must sign in full corporate name by its president or other authorized officer. A partnership must sign in partnership name by an authorized person. The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 11, 2013 and the SunTrust Banks, Inc. 2012 Annual Report.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

SUNTRUST

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

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DESIGNATION (IF ANY)
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Admission Ticket

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000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 19, 2013.

Vote by Internet

- Go to **www.investorvote.com/STI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

Directors recommend voting FOR all nominees:

1. Proposal to elect as Directors to serve until the Annual Meeting of Shareholders in 2014.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Robert M. Beall, II	☐	☐	☐	06 - Kyle Prechtl Legg	☐	☐	☐	11 - Frank W. Scruggs	☐	☐	☐
02 - Alston D. Correll	☐	☐	☐	07 - William A. Linnenbringer	☐	☐	☐	12 - Thomas R. Watjen	☐	☐	☐
03 - Jeffrey C. Crowe	☐	☐	☐	08 - Donna S. Morea	☐	☐	☐	13 - Dr. Phail Wynn, Jr.	☐	☐	☐
04 - David H. Hughes	☐	☐	☐	09 - David M. Ratcliffe	☐	☐	☐				
05 - M. Douglas Ivester	☐	☐	☐	10 - William H. Rogers, Jr.	☐	☐	☐				

Directors recommend voting FOR proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain
2. Advisory approval of the Company's executive compensation.	☐	☐	☐	3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for 2013.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C 1234567890 JNT

1 U P X 1 5 7 9 6 8 3

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01KV6F

March 11, 2013

To our SunTrust 401(k) Shareholders:

As SunTrust teammates, and as shareholders through the SunTrust 401(k) Plan, your interest in the continuing success of our Company is clear. It is important that you vote your shares on the important issues to be brought before the Annual Meeting of Shareholders to be held April 23, 2013.

The "Instructions to the SunTrust Banks, Inc. 401(k) Plan Trustee" card enclosed gives you the guidelines you need. **Please note that the Plan Trustee can vote your shares only if you vote. Choose the method most convenient for you – by Internet, telephone or mail.**

In addition, we are sending you the *Proxy Statement* describing the business of the 2013 Annual Meeting.

You may view an electronic copy of the *SunTrust Banks, Inc. 2012 Annual Report* at *my HR* online. If you would like to request a free paper copy of the annual report, contact *my HR* at 800-818-2363 or use *my HR* online.

Sincerely,

William H. Rogers, Jr.
Chairman and Chief Executive Officer

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

INSTRUCTIONS TO THE SUNTRUST BANKS, INC. 401(k) PLAN TRUSTEE — SUNTRUST BANKS, INC.

Annual Meeting of Shareholders to be held April 23, 2013.
This Proxy is Solicited by the Board of Directors.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 11, 2013 and access to a copy of the SunTrust Banks, Inc. 2012 Annual Report, hereby appoints Raymond D. Fortin and Aleem Gillani, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of the Common Stock of SunTrust Banks, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 23, 2013, at 9:30 a.m. local time, in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, and at any adjournments thereof, upon the matters described on the reverse hereof and in the accompanying Proxy Statement dated March 11, 2013, and upon any other business that may properly come before such Annual Meeting or any adjournments thereof, unless otherwise specified herein.

The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2013 Annual Meeting of Shareholders and any adjournment or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares.

(Continued on the other side)

C Authorized Signatures — This section must be completed for your vote to be counted — Date and sign below.

IMPORTANT: Please date and sign this Proxy exactly as your name or names appears hereon; if shares are held jointly, all joint owners must sign. An executor, administrator, trustee, guardian, or other person signing in a representative capacity must give his or her full title. A corporation must sign in full corporate name by its president or other authorized officer. A partnership must sign in partnership name by an authorized person. The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 11, 2013 and access to a free paper copy of the SunTrust Banks, Inc. 2012 Annual Report.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.